Exhibit 99.1

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and Debtors in Possession
Marc Abrams (MA-0735)
Morris J. Massel (MM-3838)
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re	)	Chapter 11 Cases
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Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
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Debtors.	)	Jointly Administered
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MOTION FOR SUPPLEMENTAL ORDER, PURSUANT TO SECTIONS 105,
363, 364, 503, 507 AND 1123 OF THE BANKRUPTCY CODE, APPROVING
SUPPLEMENTAL BID PROTECTIONS IN CONNECTION WITH THE SALE
OF SUBSTANTIALLY ALL OF THE ASSETS OF ADELPHIA
COMMUNICATIONS CORPORATION AND CERTAIN OF ITS AFFILIATES

TO:         THE HONORABLE ROBERT E. GERBER,

UNITED STATES BANKRUPTCY JUDGE:

The debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned cases, by their attorneys, respectfully represent:

PRELIMINARY STATEMENT

1.             The Debtors have engaged in an extensive process to market their assets.  After retaining UBS Securities LLC (“UBSS”) and Allen & Company LLC (“Allen”) as financial advisors and Sullivan & Cromwell LLP as M&A legal advisors (“S&C” and together with UBSS and Allen, the “M&A Advisors”),(1) the Debtors, the M&A Advisors and bankruptcy

(1)           By orders dated July 21, 2004 and September 14, 2004, this Court approved the retention of S&C, as legal advisors, and UBSS and Allen, as financial advisors, respectively.

counsel developed a two-phase process for the sale of the Debtors in one or a series of transactions: (i) a solicitation of initial indications of interest in the Debtors (“Phase I”); and (ii) a formal bid process in which selected bidders from Phase I were invited by the Debtors to submit final and binding bids to purchase assets or stock of the Debtors as a whole in one or a series of transactions involving designated clusters of assets (“Phase II”).

2.             At the conclusion of Phase I on October 20, 2004, the Debtors had received approximately 45 non-binding indications of preliminary interest (the “Interest Notices”) from 25 different potential bidders.

3.             As the conclusion of Phase I approached, this Court, by its order dated October 22, 2004 (the “Bidding Procedures Order”), approved certain bidding procedures and bid protections, including, among other things, (i) procedures establishing the timing and method for the submission of bids for all or a portion of the Debtors in a one-step auction, (ii) a no-shop requirement (the “No-Shop Requirement”), and (iii) the awarding of a breakup fee in certain limited circumstances (the “Breakup Fee”).  A copy of the Bidding Procedures Order is annexed hereto as Exhibit A.

4.             By this Motion, the Debtors seek an order of this Court to supplement the Bidding Procedures Order that (i) authorizes the Debtors to agree to amend the No-Shop Requirement, (ii) expands the events that would trigger payment of the Breakup Fee, and (iii) approves certain contract termination rights.  Notably, this Motion does not seek to increase the maximum awardable Breakup Fee.  Pursuant to the Bidding Procedures Order, the Debtors were authorized to agree to the amount of the Breakup Fee now requested by Time Warner and

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Comcast,(2) which Breakup Fee (defined as the Termination Fee in Exhibit C hereto) is 2.5% of the purchase price.(3)  Upon entry into a definitive agreement or agreements with Time Warner and/or Comcast, the Breakup Fee shall be a binding and joint and several obligation of the Debtors.

The Sale Process

5.             Of the approximately 25 parties that sent Interest Notices to the Debtors, 22 were invited to continue to participate in Phase II of the sale process.  During the course of Phase II, the Debtors provided bidders with extensive access to management and a virtual data room, consisting of operational, financial, technical, legal, tax and other information.  The diligence the Debtors provided bidders included:

•         Cluster level web-based management presentations;

•         Shared services conference calls for all bidders and individual follow up calls to address questions;

•         Multiple in-person meetings with regional management teams for each cluster;

•         Franchise and accounting meetings and teleconferences with senior management;

•         Tours of head-ends and call centers;

•         In-person meetings with select General Managers and Assistant Vice Presidents;

•      Access to the Debtors’ 2005 budget and long range business plan; and

(2)           A limited objection opportunity remains in effect with respect to the official committees.  Pursuant to paragraph 6 of the Bidding Procedures Order, this Motion shall constitute notice to the Breakup Fee Notice Parties (as defined in the Bidding Procedures Order).

(3)           Prior to the hearing, the parties will seek to agree to the Breakup Fee awardable pursuant to each of APAs.  In certain circumstances Time Warner's APA may be modified to include the purchase of substantially all the assets of the Debtors, in which case the entire Breakup Fee would be payable to Time Warner.

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•              Accounting diligence regarding the audit and reaudit.

6.             Additionally, for whole-company bidders, the Debtors provided bidders with senior management presentations in tax, legal, programming, capital structure, accounting, technology, human resources and other functional areas.  In total, the Debtors conducted over 150 in-person meetings and over 700 individuals accessed the Debtors’ data room, which consisted of over 1,500 documents totaling approximately 35,000 pages.  The Debtors, through their M&A Advisors, responded to more than 4,500 written questions.

7.             Final bids were due on January 31, 2005 (the “Bid Deadline”).(4)  Thereafter, the Debtors engaged in a process to clarify, refine and evaluate submitted bids.  In total, the Debtors received an aggregate of 15 final bids (collectively, the “Bids”).(5)

8.             In order to advance the standalone plan component of the dual track process and to visibly reinforce existing alternatives to a sale transaction, on February 4, 2005, the Debtors filed their First Amended Joint Plan of Reorganization (the “Amended Plan”) and the related disclosure statement (the “Disclosure Statement”).  Among other things, the Amended Plan seeks to accommodate either a standalone company owned by its stakeholders, or one or more sales transactions (whether there is a sale of the entire company or a hybrid transaction e.g., partial sale and standalone reorganization of a super-cluster).

9.             In addition, the Debtors have taken steps to extend the period during which a standalone plan can serve as a viable exit strategy.  By order dated, April 8, 2005, this

(4)           Originally, the Bid Deadline was January 17, 2005.  In order to ensure greater bidder participation and in light of the timing of the release of certain financial information, the Debtors extended the Bid Deadline to January 31, 2005.

(5)           On April 5, 2005, the Debtors received a written proposal from an interested party expressing interest in acquiring the Debtors for an indicated purchase price, subject to additional due diligence.

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Court approved the Debtors’ extension of the $8.8 billion exit commitment from June 30, 2005 until at least December 31, 2005.

The Time Warner/Comcast Bid

10.           The board of directors of Adelphia Communications Corporation (the “Board”) has played an active role in the sale process.  The Board has participated in numerous meetings devoted to a review and discussion of the Bids, including extensive presentations and analyses prepared by the M&A Advisors.(6)  At this juncture, it is the sense of the Debtors that the Bid submitted by Time Warner NY Cable LLC (“Time Warner”) in conjunction with Comcast Corporation (“Comcast” and together with Time Warner, “TW-C”) is the Bid most likely to maximize the value of distributable proceeds to the Debtors’ stakeholders and compare favorably to the value to be realized under the Amended Plan.

11.           Since the Bid Deadline, the Debtors and their advisors have engaged in extensive negotiations with TW-C over the content of separate (but substantially similar) asset purchase agreements (the “APAs”, and each an “APA”), which in combination will result in the sale of substantially all of the Debtors’ assets to Time Warner and Comcast pursuant to a plan of reorganization.  The Debtors have concluded that consummation of such a transaction would yield a more favorable mix of currency at a premium over the hypothetical total enterprise value

(6)           In connection with such evaluation, the Board, together with its advisors, has considered, and will continue to consider, numerous relevant factors including, without limitation, (1) the proportion of the company included in the Bid, (2) the amount, value and form of consideration of the Bid, including liabilities assumed and claims either avoided or precipitated, (3) the value to the company of the assets not included in the Bid, (4) the timing of consummation indicated by the Bid, (5) the certainty of consummation indicated by the Bid, (6) the structure indicated by the Bid, (7) proposed financing arrangements reflected by the Bid, and the sources of such financing, (8) the extent and nature of any changes made to the purchase agreement, (9) the extent of due diligence still required, (10) relevant legal and contractual considerations, (11) the relative benefits of the company’s stand alone plan of reorganization, and (12) the timely views of the official committee of unsecured creditors (the “Creditors’ Committee”), the official committee of equity security holders (the “Equity Committee,” and together with the Creditors’ Committee, the “Committees”), and as appropriate, other substantial stakeholders of the company.

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that would be obtained under a standalone plan that issued publicly traded equity securities to stakeholders.  Each APA is in substantially final form, and the Debtors reasonably anticipate that the agreements will be executed by the parties if the relief sought by the Motion is granted.

12.           The Debtors request that this Court: (i) revise certain provisions of the No-Shop Requirement (the “Modified No-Shop Requirement”); (ii) expand the triggers that give rise to the Breakup Fee (the “Modified Breakup Fee Triggers”); and (iii) approve certain termination rights (the “Termination Provisions” and together with the Modified No-Shop Requirement and the Modified Breakup Fee Triggers, the “Modified Bidding Protections”).  Because meeting these requirements is a condition to the parties’ execution of definitive APAs, by this motion, the Debtors seek the entry of an order (the “Supplemental Bidding Procedures Order”), in the form annexed hereto as Exhibit B, supplementing the Bidding Procedures Order as described above.(7)

JURISDICTION

13.           This Court has jurisdiction over this motion pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.  The predicates for the relief requested herein are sections 105, 363, 364, 503, 507 and 1123 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002 and 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

(7)           The Creditors’ Committee agreed to proceed with this Motion based on its mutual understanding with the Debtors that except as specifically provided in or contemplated by an order of the Court (including a plan confirmation order) approving a definitive agreement, neither the definitive agreement nor the relief granted hereby shall prejudice or affect the rights, claims, or defenses of any creditor, in its capacity as such, with respect to the distribution or allocation amongst creditors and other stakeholders of any consideration received by the Debtors under or in respect of such definitive agreement, including, but not limited to, anything set forth in a definitive agreement with respect to the allocation of purchase price or the description of “claims,” all of which rights, claims and defenses are preserved, provided however, nothing herein shall be deemed to abrogate the rights and obligations of the Debtors, Time Warner or Comcast under a definitive agreement.

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RELIEF REQUESTED(8)

14.           The Debtors are seeking authority, in the exercise of their business judgment, and in the context of attempting to reach definitive APAs with each of Time Warner and Comcast, to agree to the payment of the Breakup Fee in the event of the occurrence of the Modified Breakup Fee Triggers.(9)  Further, the Debtors request approval of the Modified No-Shop Requirement and the Termination Provisions, as more fully described in Exhibit C.(10)

The Modified Breakup Fee Triggers

15.           Pursuant to the Bidding Procedures Order, the Debtors were authorized to adopt definitive contractual terms providing for a Breakup Fee to be paid.(11)  By this Motion, the Debtors seek authority to agree to the Modified Breakup Fee Triggers and to confirm that the Breakup Fee is payable in the event of the occurrence of any of such Modified Breakup Fee Triggers.  The following chart, which is qualified in its entirety by reference to Exhibit C, summarizes the salient terms of the Breakup Fee triggers versus the Modified Breakup Fee Triggers.  The Modified Breakup Fee Triggers can occur independently of one another pursuant

(8)           The instant summary of terms provided in the Motion are for the Court’s convenience.  In all events the actual terms set forth in Exhibit C shall control.  The terms of the Modified Bidding Protections in the Comcast APA are virtually identical to the ones set forth in Exhibit C, which are based on the Time Warner APA.  Prior to the hearing on the Motion, the Debtors will serve a copy of the applicable provisions to all Notice Parties (as defined below) subject to the confidentiality restrictions set forth in the Court’s Order to Show Cause, dated April 8, 2005.

(9)           The Modified Breakup Fee Triggers are described more fully in Exhibit C.

(10)         The Breakup Fee Triggers and the No-Shop Requirement, as approved by the Bidding Procedures Order, are annexed hereto as Exhibit D.

(11)         Pursuant to an order of this Court, the maximum amount of the Breakup Fee was filed under seal to maintain the Debtors’ negotiating leverage with potential bidders so that such bidders would not know the maximum fee the Debtors were authorized to pay, enhancing the Debtors’ ability to secure either a lower fee or resist having to award a higher fee.  The Debtors fully appreciated at that time that, particularly in a whole company sale scenario, the need for supplemental relief with respect to bidding protections remained a possibility.

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to each of the APAs.

BREAKUP FEE TRIGGERS	MODIFIED BREAKUP FEE TRIGGERS

The APA is terminated by the Buyer due to Seller failing to file with the Bankruptcy Court a request for the transaction to be approved within a certain time period, except in the event that

(A) Buyer has materially breached the APA,

(B) Buyer has engaged in bad faith conduct with respect to the sale of Seller or

(C) Buyer has violated in a material respect the provisions of bankruptcy law, other applicable law or an order of the Bankruptcy Court, in each case relating to Seller’s sale process.

a.  The APA is terminated by Buyer prior to the Closing(12) because either

(i) Seller has not, by October 15, 2005, filed all motions reasonably necessary to obtain the Confirmation Order, or

(ii) the Modified Bidding Procedures Order is vacated or modified in any material respect,

and Buyer is not a Proximate Cause Party.

b. The APA is terminated by Seller prior to the Closing and the Confirmation Order has not been entered and

(i) Buyer is not a Proximate Cause Party as of the date of such termination; and

(ii) the Closing shall not have occurred by fifteen months following the date of the APA (the “Outside Date”); provided, however, that such date may be extended as follows:

(A) to a date not beyond three months following the Outside Date, if any Governmental Antitrust Entity has not completed its review of the transactions that are the subject matter of the APAs or either party determines that additional time is necessary to forestall a Governmental Antitrust Entity from enjoining the transaction;

(B) with respect to the Time Warner APA only, for an additional six months beyond the date determined under clause (A) if the

(12)         The defined terms utilized in this Motion to describe the Modified Bidding Protections are set forth in Exhibit C annexed hereto.

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Closing does not occur because the closing of the Comcast APA has not occurred due to actions by, or the failure to obtain the necessary approvals from, any Government Antitrust Entity or the FCC for the transactions contemplated by the Comcast APA; or

(C) by a one month period to allow for the closing of certain transactions entered into between Time Warner and Comcast in connection with the transactions contemplated by the APAs.

The APA is terminated by Seller as a result of a Superior Proposal Termination Event (as defined in Exhibit D).

c.  The APA is terminated by Seller prior to commencement of the Confirmation Hearing, and

(i) as of the date of such termination, Seller is not in breach of the No-Shop Requirement (as described below),

(ii) the Board authorizes Seller, subject to complying with the terms of the APA, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Buyer in writing that Seller intends to enter into such an agreement attaching the most current version of such agreement (and all related agreements), and

(iii) Buyer does not make, within five business days of receipt of Seller’s written notification of Seller’s intention to enter into a binding agreement for a Superior Proposal, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Proposal (taking into account, without limitation, the financial terms of any termination fee that may be payable and the likelihood of consummation).

The APA is terminated as a result of the Bankruptcy Court denying approval of the transaction, except if

d.  The APA is terminated by Seller or Buyer:

(i) at any time after the conclusion of voting on the Plan because Seller’s

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(i) Buyer materially breaches the APA,

(ii) Buyer engages in bad faith conduct with respect to the sale of Seller,

(iii) Buyer violates in a material respect the provisions of bankruptcy law, other applicable law or an order of the Bankruptcy Court, in each case relating to Seller’s sale process or

(iv) there was a Value Decrease Event (as defined in Exhibit D), as of the date the stakeholders vote on the transaction or the Bankruptcy Court determines not to approve the transaction.

stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court; or

(ii) at any time after the expiration of 150 days following the entry of an order, judgment or ruling denying entry of (or vacating), or that is otherwise inconsistent with the entry of, a Confirmation Order satisfying the conditions of the APA, if the Bankruptcy Court shall not have thereafter entered a Confirmation Order that satisfied the conditions of the APA; provided that:

(A) Seller or Buyer may only terminate if, at such time, it would not reasonably be expected that a Confirmation Order satisfying the conditions of the APA would be entered prior to the Outside Date; and

(B) the party seeking to effect such termination must have complied with the requirements of the APA to prosecute the entry of a Confirmation Order satisfying the conditions of the APA.

Buyer may not terminate the APA as described in this paragraph (d) if Buyer is a Proximate Cause Party.

e.  The APA is terminated by Seller prior to the commencement of the Confirmation Hearing, if

(i) as of the date of such termination, Seller is not in breach of the No-Shop Requirement (as described below),

(ii) the Board authorizes Seller to file a Superior Alternate Plan and Seller notifies Buyer in writing that it intends to file such Superior Alternate Plan, attaching the most current version of such Superior Alternate Plan (and all related agreements

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and supporting documentation), and

(iii) Buyer does not make, within ten Business Days of receipt of Seller’s written notification of Seller’s intention to file a Superior Alternate Plan, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Alternate Plan (taking into account, without limitation, the financial terms of any termination fee that may be payable pursuant to the APA and the likelihood of consummation).

f.  The APA is terminated by Buyer because there has been a willful breach of any representation or warranty made by Seller in the APA or any breach of any covenant or agreement made by Seller in the APA such that an executive officer of Seller would be unable, as required by the APA, to deliver the closing certificate to Buyer regarding Seller’s representation and warranties and Seller’s performance of its obligations and such breach is not curable or, if curable, is not cured within 60 days of notice of such breach being given by Buyer (provided that if (i) such breach or condition cannot reasonably be expected to be cured within 60 days but is reasonably likely to be cured prior to the date on which this Agreement may be terminated pursuant to paragraph (b) of the Modified Breakup Fee Triggers) and (ii) Seller is diligently proceeding to cure such breach, the APA may not be terminated by Buyer for so long as Seller continues such efforts to cure and such breach is reasonably likely to be cured prior to such date) and Buyer is not a Proximate Cause Party.

16.           The Modified Breakup Fee Triggers provide for the payment of the Breakup Fee upon the earlier of consummation of an Acquisition or the effective date of a plan of reorganization of Seller and its Affiliates approved by the Bankruptcy Court.

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The Modified No-Shop Requirement

17.           Pursuant to the Bidding Procedures Order, the Debtors were authorized to agree to a No-Shop Requirement.  The Debtors seek to modify the No-Shop Requirement.  The following chart, which is qualified in its entirety by reference to Exhibit C, summarizes the salient terms of the No-Shop Requirement versus the proposed Modified No Shop-Requirement:

NO-SHOP REQUIREMENT	MODIFIED NO-SHOP REQUIREMENT

Subject to the Fiduciary Out (as defined below), Seller and its professionals are not permitted to solicit or encourage any other third party proposals with respect to at least 10% of the assets that are the subject of the transaction with Buyer (an “Acquisition Proposal”).

Subject to the Modified Fiduciary Out (as defined below), Seller, its Subsidiaries and their respective representatives are not permitted, directly or indirectly, to initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization (including an Alternate Plan), share exchange, consolidation or similar transaction involving, or any purchase (directly or through a proposed investment in securities or claims of creditors) of 10% or more of the Transferred Assets Related to the Business or of the outstanding Equity Securities of Seller of any of its Affiliates directly or indirectly owning Assets Related to the Business (an “Acquisition Proposal”).

Seller and its professionals are not permitted to engage in any negotiations concerning, or provide any information relating to an Acquisition Proposal; provided, however, that nothing shall prevent Seller or the Board from:

(i) complying with its disclosure obligations under the Bankruptcy Code or applicable law;

(ii) pursuing a plan of reorganization that does not involve the sale of any material amounts of Assets of Seller; and

(iii) (A) providing information to third parties with whom Seller has entered into

Seller, its Subsidiaries and their respective representatives are not permitted, directly or indirectly, to engage in any negotiations concerning, or provide any information or to have any discussions relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

Notwithstanding the foregoing, nothing in the APA prevents Seller or the Board from:

(i) renewing the “exit” financing of the Debtors on substantially the same terms as in effect as of March 31, 2005;

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confidentiality agreements substantially similar to that of Buyer, (B) entering into negotiations with respect to Acquisition Proposals and (C) making recommendations to stakeholders with respect to Acquisition Proposals if the Board is required to exercise the Fiduciary Out (as defined below).

(ii) complying with its disclosure obligations under the Bankruptcy Code or applicable law with respect to an Acquisition Proposal;

(iii) prior to commencement of the Confirmation Hearing, in response to an unsolicited bona fide Acquisition Proposal, (A) providing information to third parties with whom Seller has entered into confidentiality agreements at least as favorable to Seller as that of Buyer, or (B) engaging in negotiations with any such third party that has made an Acquisition Proposal if and only to the extent clause (i) and, as applicable, clause (ii) of the Modified Fiduciary Out (as defined below) are satisfied;

(iv) prior to the commencement of the Confirmation Hearing, engaging in any negotiations or discussions concerning an Alternate Plan with the Committees, the stakeholders of Seller, its Affiliates or their respective advisors with whom Seller has (or enters into) a confidentiality agreement on customary terms under the circumstances that restricts such stakeholder from disclosing or making public statements regarding certain confidential information, provided that any such action may be taken only to the extent that clause (iii) of the Modified Fiduciary Out is satisfied; or

(v) after entry of a Confirmation Order satisfying the conditions of the APA (and only for so long as such Confirmation Order is in effect), planning for an Alternate Plan that involves the emergence of Debtors as standalone entities with no greater than a 10% additional equity contribution (other than existing Claims), including engaging in any negotiations or discussions concerning an Alternate Plan with stakeholder of Seller, its Affiliates or their respective advisors, preparing (but not filing) a disclosure statement with respect

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to such plan and preparing and negotiating any inter-creditor agreements, provided that such Alternate Plan provides it can only be confirmed if the APA is terminated in accordance with its terms. Such planning cannot involve any action or omission that is reasonably likely to materially impair or delay the transactions contemplated by the APA.

(A) With respect to clause (iii), Seller is required to (1) advise Buyer of the receipt of any Acquisition Proposal (or of any indication that one is being considered), (2) keep Buyer informed of the status of any Acquisition proposal and (3) provide to Buyer all information concerning Seller’s business provided to the party making such proposal that was not previously provided to Buyer.

(B) With respect to clauses (iv) and (v), Seller and its Affiliates (1) are prohibited from making public statements or filings in connection with such Superior Alternate Plan, (2) must keep Buyer informed of the status thereof and (3) must use commercially reasonable efforts to enforce the applicable confidentiality obligations.

The Fiduciary Out is:

(i) the Board determines that, after good faith consultation with legal counsel that directors must take an action in order to comply with their fiduciary duties; and

(ii) only with respect to clauses (iii)(B) and (C) of the No Shop Requirement, the Board determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to Seller’s stakeholders than the Transaction.

The Modified Fiduciary Out applies if:

(i) the Board determines in good faith, after consultation with legal counsel, that the directors must take an action described in clause (iii) or (iv) of the Modified No Shop Requirement in order to comply with their fiduciary duties;

(ii) with respect to clause (iii) of the Modified No-Shop Requirement, (A) such Acquisition Proposal includes at least 66-2/3% of (x) all Assets Related to the Business or (y) the outstanding Equity Securities of Seller; and (B), in the case of clause (iii)(B) of the Modified No-Shop Requirement, the Board determines in good faith, after consultation with financial and

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legal advisors, that such Acquisition Proposal is reasonably likely to be consummated and if consummated would result in a transaction more favorable (taking into account, without limitation, financial terms of any termination fee) to Seller’s stakeholders from a financial point of view than the transaction that is the subject of the APA; or

(iii) only with respect to clause (iv) of the Modified No Shop Requirement, the Board determines in good faith, after consultation with legal counsel, that an Alternate Plan, if pursued and assuming (for purposes of the Modified No Shop Requirement only and not the Termination Rights of Seller) the support of stakeholders, is reasonably likely to be consummated and would result in a transaction more favorable to Seller’s stakeholders than the Transaction (taking into account, without limitation, financial terms of any termination fee and the likelihood of consummation).

18.           In summary, the Modified No-Shop Requirement and the Modified Fiduciary Out, among other things, (i) require an Acquisition Proposal to be for at least 66-2/3% of either all Assets Related to the Business or the outstanding Equity Securities of Seller in order to exercise the Modified Fiduciary Out, (ii) require that the Confirmation Order not have been entered or the Confirmation Hearing shall not have commenced, as applicable, in order to exercise the Modified Fiduciary Out, and (iii) prevent the Debtors from filing a standalone plan of reorganization in conjunction with the sales transaction as currently contemplated by the “toggle” provisions of the Amended Plan.

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Termination Provisions(13)

19.           The Debtors seek approval of the Termination Provisions, as more fully set forth on Exhibit C hereto.  Pursuant to the APAs, only upon the occurrence, or non-occurrence, of certain events, may Buyer and Seller terminate the applicable APA (the “Termination Rights”) as follows:

PARTY	TERMINATION RIGHT

Buyer or Seller

Buyer or Seller may terminate the APA at any time prior to Closing if:

•     Mutual Consent. Buyer and Seller agree to do so in writing.

•     Drop Dead. The Closing shall not have occurred by fifteen months following the date of the APA (provided that the party proposing to terminate has not materially breached the APA in any manner that proximately contributed to the failure of the Closing to occur) provided, however, that such date may be extended as follows:

(A) to a date not beyond three months following such original date, if any Governmental Antitrust Entity has not completed its review of the transactions that are the subject matter of the APAs or either party determines that additional time is necessary to forestall a Governmental Antitrust Entity from enjoining the transaction;

(B) with respect to the Time Warner APA only, for an additional six months beyond the date determined under clause (A) if the Closing does

(13)         The following summary is qualified in its entirety by reference to Exhibit C.

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not occur because the closing of the Comcast APA has not occurred due to actions by, or the failure to obtain the necessary approvals from, any Government Antitrust Entity or the FCC for the transactions contemplated by the Comcast APA. Seller may not terminate the APA under this scenario if it is a Proximate Cause Party; or

(C) by a one month period to allow for the closing of certain transactions entered into between Time Warner and Comcast in connection with the transactions contemplated by the APAs.

•     Prohibited by Law. Any Law permanently restraining, enjoining or otherwise prohibiting the transactions that are the subject matter of the APA shall become final and non-appealable.

Seller

The APA may be terminated at any time prior to Closing by Seller, by written notice to Buyer prior to entry of the Confirmation Order, if:

•     Superior Proposal. Subject to the conditions described in paragraph (c) of the Modified Breakup Fee Triggers, Seller determines to enter into a binding written agreement with respect to a Superior Proposal.

•     Breach. Buyer breaches any representation or warranty or breaches any covenant or agreement made by Buyer in the APA such that an executive officer of Buyer would be unable to deliver the closing certificate to Seller regarding Buyer’s representations and warranties and Buyer’s performance of its obligations, and such breach or condition is not curable or, if curable, is not cured within 60 days (provided that if (i) such

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breach or condition cannot reasonably be expected to be cured within 60 days but is reasonably likely to be cured prior to the date on which this Agreement may be terminated pursuant to the “Drop Dead” provisions described above and (ii) Buyer is diligently proceeding to cure such breach, the APA may not be terminated by Seller for so long as Buyer continues such efforts to cure and such breach is reasonably likely to be cured prior to such date). Seller may not terminate the APA under this scenario if it is a Proximate Cause Party.

•     Pursuit of Superior Alternate Plan. Subject to the conditions described in paragraph (e) of the Modified Breakup Fee Triggers, Seller determines to file a Superior Alternate Plan with the Bankruptcy Court.

•     No Confirmation of Plan. Seller’s stakeholders who are entitled to vote on the Plan vote against the Plan and the Plan is not otherwise capable of being confirmed by the Bankruptcy Court.

•     Confirmation Order. At any time after the expiration of 150 days following the entry of an order, judgment or ruling denying entry of (or vacating), or that is otherwise inconsistent with the entry of, a Confirmation Order satisfying the conditions of the APA, the Bankruptcy Court shall not have thereafter entered a Confirmation Order that satisfied the conditions of the APA; provided that:

(A) at such time, it would not reasonably be expected that a Confirmation Order satisfying the conditions of the APA would be entered prior to the Outside Date; and

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(B) Seller must have complied with the requirements of the APA to prosecute the entry of a Confirmation Order satisfying the conditions of the APA.

Buyer

Buyer may terminate the APAs at any time prior to the Closing if:

•     Breach. Seller breaches any representation, warranty, covenant or agreement made by Seller in the APA such that an executive officer of Seller would be unable to deliver the closing certificate to Buyer regarding Seller’s representations and warranties and Seller’s performance of its obligations, and such breach or condition is not curable or, if curable, is not cured within 60 days (provided that if (i) such breach or condition cannot reasonably be expected to be cured within 60 days but is reasonably likely to be cured prior to the date on which this Agreement may be terminated pursuant to the “Drop Dead” provisions described above and (ii) Seller is diligently proceeding to cure such breach, the APA may not be terminated by Buyer for so long as Seller continues such efforts to cure and such breach is reasonably likely to be cured prior to such date). Buyer may not terminate the APA under this scenario if it is a Proximate Cause Party.

•     Failure to File Motions. Seller has not, by October 15, 2005, filed all motions reasonably necessary to obtain the Confirmation Order. Buyer may not terminate the APA under this scenario if it is a Proximate Cause Party.

•     Vacating of Modifying Bidding Procedures Order. The Modified Bidding Procedures Order is vacated or modified in any material respect. Buyer may not terminate the APA

19

under this scenario if it is a Proximate Cause Party.

•     No Confirmation of Plan. Seller’s stakeholders who are entitled to vote on the Plan vote against the Plan and the Plan is not otherwise capable of being confirmed by the Bankruptcy Court. Buyer may not terminate the APA under this scenario if it is a Proximate Cause Party.

•     Confirmation Order. At any time after the expiration of 150 days following the entry of an order, judgment or ruling denying entry of (or vacating), or that is otherwise inconsistent with the entry of, a Confirmation Order satisfying the conditions of the APA, the Bankruptcy Court shall not have thereafter entered a Confirmation Order that satisfied the conditions of the APA; provided that:

(A) at such time, it would not reasonably be expected that a Confirmation Order satisfying the conditions of the APA would be entered prior to the Outside Date; and

(B) Buyer must have complied with the requirements of the APA to prosecute the entry of a Confirmation Order satisfying the conditions of the APA.

Buyer may not terminate the APA under this scenario if it is a Proximate Cause Party.

•     Conversion or Appointment of Trustee. The Reorganization Case is converted into one or more cases under chapter 7 of the Bankruptcy Code or a chapter 11 trustee is appointed in the Reorganization Case.

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RELEVANT AUTHORITY

Approval Of the Modified Bidding Protections

20.           Under the standards articulated in Integrated Resources, for a breakup fee to be permissible, each of the following inquiries must be answered in the negative: “(1) is the relationship of the parties who negotiated the break-up fee tainted by self-dealing or manipulation; (2) does the fee hamper, rather than encourage, bidding; (3) is the amount of the fee unreasonable relative to the proposed purchase price?”  See The Official Committee of Subordinated Bondholders v. Integrated Resources, Inc. (In re Integrated Resources, Inc.), 147 B.R. 650, 657 (S.D.N.Y. 1992)

21.           The Modified Breakup Fee Triggers are the product of intense negotiations between the Debtors and TW-C.  Over the last few weeks, the Debtors and TW-C (and each of their advisors) have engaged in extensive negotiations regarding the terms of the APAs.  Such negotiations are the reason for the instant Motion.  Further, the prospect of an award of a Breakup Fee was sufficient to induce parties to submit Bids and, given the number of Bids, did not chill bidding.  Now, as negotiations between the Debtors and TW-C conclude, the Debtors need to offer TW-C the Modified Breakup Fee Triggers as they are conditions to the execution of a definitive APA.

22.           As described in the Bidding Procedures Motion and based on the authorities set forth therein, the Modified No-Shop Requirement is entirely reasonable under the circumstances.  This provision prohibits the Debtors and their professionals from (a) soliciting any other third party proposals or (b) negotiating or discussing agreements with any third parties but allows for adequate exception in order for the Board to exercise its fiduciary duties.  Further, the Modified No-Shop Requirement is consistent with covenants utilized in the non-bankruptcy

21

context.  See, e.g., Paramount Communications, Inc. v. QVC Network, Inc., 637 A.2d 34, 51 (Del. 1994); In re Global Crossing, Ltd., 295 B.R. 726 (Bankr. S.D.N.Y. 2003) (authorizing debtors to enter into amendment to purchase agreement containing both “no-shop” provision and carve out provision for communication required for compliance with fiduciary duties).

23.           The Termination Provisions, also the product of negotiations between the Debtors and TW-C, are a necessary protection that permits each of the parties to terminate the APAs, in limited circumstances.  In the exercise of the Debtors’ business judgment, these provisions are necessary and reasonable.

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NOTICE AND PROCEDURE

24.           In accordance with the order to show cause, dated April 8, 2005, the Debtors will provide notice of this Motion to: (i)  counsel to the Debtors’ postpetition lenders, Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, Attn: Marshall Huebner, Esq. (Fax: 212-450-3800); (ii) counsel to the Creditors’ Committee, Kasowitz, Benson, Torres & Friedman LLP, Attn: David Friedman, Esq. and Adam Shiff, Esq. (Fax: 212-506-1800); (iii) counsel to the Equity Committee, Bragar Wexler Eagel & Morgenstern, L.L.P., 885 Third Avenue, Suite 3040, New York, New York 10022, Attn: Peter Morgenstern, Esq. and Gregory Blue, Esq. (Fax: 212-486-0462); (iv) the Office of the United States Trustee, 33 Whitehall Street, Twenty-First Floor, New York, New York  10004, Attn: Tracy Hope Davis, Esq. (Fax: 212-668-2255); (v) counsel to agents to the Debtors’ prepetition lenders: (a) Mayer, Brown, Rowe & Maw, 1675 Broadway, New York, NY 10019,  Attn: Kenneth Noble, Esq., (Fax: 212-262-1910); (b) Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY  10005, Attn: Luc Despins, Esq., (Fax: 212-530-5219); (c) Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005, Attn: Dennis F. Dunne, Esq., (Fax: 212-530-5219); (d) Haynes & Boone LLP, 901 Main Street, Suite 3100, Dallas, Texas  75202, Attn: Robin E. Phelan, Esq., (Fax: 214-200-0649); (e) Luskin Stern & Eisler LLP, 330 Madison Avenue, New York, NY 10017, Attn: Michael Luskin, Esq., (Fax: 212-293-2705); and (f) Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY  10017, Attn: Peter V. Pantaleo, Esq., (Fax: 212-455-2502); (vi) counsel to the ad hoc committee of convertible noteholders of Adelphia Communications Corporation, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038-4982, Attn: Michael Sage, Esq. (Fax: 212-806-6006); (vii) counsel to the ad hoc committee of senior noteholders of Adelphia Communications

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Corporation, Hennigan, Bennett & Dorman LLP, 601 South Figueroa Street, Suite 3300, Los Angeles, CA 90017, Attn: Bruce Bennett, Esq. (Fax: 213-694-1234); (viii) Securities and Exchange Commission, Northeast Regional Office, 233 Broadway, New York, NY 10279, Attn: Patricia Schrage (Fax: 646-428-1979); (ix) counsel to TW-C, (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Attn: Alan W. Kornberg, Esq. and Jeffrey Saferstein, Esq. (Fax: 212-373-2053), and (b) Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA  19103-7599, Attn: William Slaughter, Esq. (Fax: 215-864-9788) (collectively, the “Notice Parties”).  The Debtors submit that no other or further notice is necessary or required.

25.           Except as described herein, no previous motion for the relief sought herein has been made to this or any other Court.

26.           The Debtors have cited to the legal authorities upon which they rely within the body of the Motion.  Accordingly, the Debtors respectfully request that the Court dispense with the requirement of Local Bankruptcy Rule 9013-1(b) that a memorandum of law be submitted herewith.

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CONCLUSION

WHEREFORE, the Debtors respectfully request that the Court enter the Supplemental Bidding Procedures Order, substantially in the form annexed as Exhibit B hereto, and grant such other and further relief as may be just or proper.

Dated:  April 8, 2005

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and Debtors in Possession

By:	/s/ Marc Abrams
Marc Abrams (MA-0735)
Morris J. Massel (MM-3838)

787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

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EXHIBIT A

Bidding Procedures Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

ORDER, PURSUANT TO SECTIONS 105, 363, 503, 507 AND 1123 OF THE
BANKRUPTCY CODE, APPROVING BIDDING PROCEDURES AND BID
PROTECTIONS IN CONNECTION WITH THE DIRECT OR INDIRECT SALE
OF SUBSTANTIALLY ALL OF THE ASSETS OF
ADELPHIA COMMUNICATIONS CORPORATION
AND CERTAIN OF ITS AFFILIATES

Upon the motion (as modified, the “Motion”) of the above captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order, pursuant to sections 105, 363, 503, 507 and 1123 of the Bankruptcy Code, approving bidding procedures and bid protections in connection with the direct or indirect sale of substantially all of the assets of Adelphia Communications Corporation and certain of its affiliates; and the Debtors having modified the Order as set forth on the record of the Hearing (as defined below) to resolve issues raised by the Creditors’ Committee and the Equity Committee; and the relief requested in the Motion being in the best interests of the Debtors and their estates and creditors and supported by sound business reasons; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the “Hearing”); and the Court having determined that the bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court in these cases; and after due deliberation and sufficient cause appearing therefor, it is

FOUND AND DETERMINED THAT:(1)

A.                                   The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.). The relief requested in the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.                                     Due and proper notice of the Motion was provided as set forth in the Motion, and no other or further notice need be provided.

C.                                     The Bidding Procedures,(2) substantially in the form annexed hereto as Exhibit A, are fair, reasonable and appropriate and are designed to maximize the value of the Debtors’ estates.

D.                                    The Debtors have demonstrated a compelling and sound business justification for authorizing the payment of the Breakup Fee (subject to the provisions set forth in decretal paragraphs 6 through 13 hereof) and the Expense Reimbursement (as defined below) under the circumstances, timing and procedures set forth in the Motion.

E.                                      The Breakup Fee,(3) if authorized pursuant to the provisions of this Order (including the provisions set forth in decretal paragraphs 6 through 13 hereof), and Expense

(1)                                  Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

(2)                                  Terms not otherwise defined herein shall have the meaning ascribed to them in the Motion.

(3)                                  For purposes of this Order, the term “Breakup Fee,” as defined in the Motion, shall include all related provisions of Exhibit E to the Motion, as amended and filed with the Court under seal.

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Reimbursement are fair and reasonable and provide a benefit to the Debtors’ estates and parties in interest in these cases.

F.                                      If necessary, and subject to the provisions set forth in decretal paragraphs 6 through 13 hereof in respect of the Breakup Fee, the Debtors’ payment to the Successful Bidder of the Breakup Fee and Expense Reimbursement is (a) an actual and necessary cost and expense of preserving the Debtors’ estates, within the meaning of section 503(b) of the Bankruptcy Code, (b) of substantial benefit to the Debtors’ estates, and (c) reasonable and appropriate, in light of, among other things, (i) the size and nature of the proposed sale, (ii) the substantial efforts that will have been expended by the Successful Bidder, and (iii) the benefits the Successful Bidder will have provided to the Debtors’ estates and creditors and all parties in interest herein.

G.                                     The No-Shop Requirement, substantially in the form annexed to the Motion as Exhibit E, is fair, reasonable and appropriate and is designed to maximize the value of the Debtors’ estates.

H.                                    The Debtors have demonstrated a compelling and sound business justification for the No-Shop Requirement under the circumstances, timing and procedures set forth in the Motion.

I.                                         The entry of this Order is in the best interests of the Debtors and their estates, creditors and interest holders and all other parties in interest herein; and it is therefore

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ORDERED, ADJUDGED AND DECREED THAT:

1.                                       The Motion is granted.

AUCTION

2.                                       The Debtors are authorized (i) to conduct a one-step auction at such time and place as determined by the Debtors, and (ii) to take all actions necessary, in the discretion of the Debtors, to conduct and implement such auction.

BIDDING PROCEDURES

3.                                       The Bidding Procedures annexed hereto as Exhibit A are hereby approved in all respects and shall apply with respect to, and shall govern all proceedings related to (i) the Agreement (or Revised Agreement, as applicable), (ii) the auction, (iii) the sale of, and all bids with respect to, either (a) all or substantially all of the reorganized Debtors’ capital stock or all or substantially all of the assets (including subsidiaries) of the Debtors, or (b) one or more clusters of the assets of the Debtors, in each case whether effected (i) pursuant to a plan of reorganization or pursuant to section 363 of the Bankruptcy Code, or (ii) as a direct conveyance of assets or pursuant to an investment in the reorganized Debtors pursuant to a plan of reorganization. Notwithstanding the foregoing, if the Debtors alter the Bidding Procedures pursuant to paragraph 17(a) thereof in any manner that is material and adverse to the Debtors, the Debtors shall provide notice of such changes to (i) counsel to the Creditors’ Committee, (ii) counsel to the Equity Committee, (iii) the Protocol Participants, (iv) the United States Trustee for the Southern District of New York, and (v) counsel to the agents for the prepetition credit facilities, and each such party shall be entitled to file an objection with this Court with respect to any such alteration, and, if the objection is not resolved by the Debtors and the objecting party, the Court shall hold an in camera hearing on any such objection.

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4.                                       The Debtors may (i) select, in their business judgment, the highest or otherwise best offer(s), and the Successful Bidder or Bidders, and (ii) reject any bid that, in the Debtors’ business judgment, is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bankruptcy Rules or the Bidding Procedures, or (c) contrary to the best interests of the Debtors and their estates, creditors, interest holders or parties in interest.

5.                                       The failure specifically to include or reference any particular provision, section or article of the Bidding Procedures in this Order shall not diminish or impair the effectiveness of such procedure, it being the intent of the Court that the Bidding Procedures be authorized and approved in their entirety.

BIDDING PROTECTIONS

6.                                       If the Debtors determine to proceed with a proposed sale transaction that includes the payment of a Breakup Fee, the Debtors shall (i) provide a confidential written Notice of Proposed Grant of Breakup Fee (a “Breakup Fee Notice”) by e-mail and either facsimile or overnight courier (or, if practicable, by hand delivery) to counsel to and the financial advisors for each of the Creditors’ Committee and the Equity Committee (the “Breakup Fee Notice Parties”), inviting the Breakup Fee Notice Parties to a meeting at the offices of Willkie Farr & Gallagher LLP on not less than one business day’s notice, and (ii) orally advise counsel to the Breakup Fee Notice Parties of (a) the name of a Successful Bidder, (b) the Debtors’ estimated range of aggregate consideration offered by such bidder and the form thereof, (c) the proposed Breakup Fee to be provided, and (d) any material conditions to the proposed transaction (the “Breakup Fee Disclosure”).

7.                                       The Breakup Fee Notice Parties and the respective members of each of the Creditors’ Committee and Equity Committee shall be obligated to maintain the confidentiality of

5

the Breakup Fee Notice, the Breakup Fee Disclosure and the contents thereof and shall not disclose or discuss the Breakup Fee Notice, the Breakup Fee Disclosure or the contents thereof with any person or entity that did not receive a copy of the Breakup Fee Notice, pursuant to this Order.

8.                                       If a Breakup Fee Notice Party objects to the grant of the Breakup Fee(s) as disclosed in the Breakup Fee Disclosure, such party shall have one business day following the holding of the scheduled meeting pursuant to decretal paragraph 6 above to provide counsel to the Debtors and the other Breakup Fee Notice Parties with written notice by facsimile and e-mail transmission of any such objection (the “Breakup Fee Objection”). Any Breakup Fee Objection shall remain confidential and be served on and made available only to the Breakup Fee Notice Parties. On request of the Debtors, this Court shall schedule and hold an emergency, expedited hearing to consider any Breakup Fee Objection (which hearing may be conducted in person or telephonically) as soon as the Court can hear the parties (the “Breakup Fee Hearing”). At any Breakup Fee Hearing, this Court only shall consider whether the grant of the proposed Breakup Fee(s) as disclosed in the Breakup Fee Disclosure should be approved and shall not consider any of the other terms as set forth in Exhibit E to the Motion relating to the payment of the Breakup Fee(s). The Breakup Fee Hearing shall be conducted in camera and attendance and participation shall be limited to the Breakup Fee Notice Parties.

9.                                       The Breakup Fee is hereby approved pursuant to sections 105, 363, 503, 507 and 1123 of the Bankruptcy Code, except, with respect to the amount thereof to the extent there is a Breakup Fee Hearing determination by this Court to the contrary.

10.                                 If the Debtors are required pursuant to a definitive agreement (whether or not approved by the Court) to pay a Breakup Fee and/or Expense Reimbursement, they are

6

authorized and empowered to pay the Breakup Fee (in the absence of a Breakup Fee Hearing determination by this Court to the contrary) and/or Expense Reimbursement, which shall be deemed to be administrative expenses pursuant to section 503(b) of the Bankruptcy Code, without further order of the Court.

11.                                 The Breakup Fee and/or Expense Reimbursement, as and if applicable, shall be the sole remedy of the Successful Bidder or Bidders if a definitive agreement is terminated under circumstances where the Breakup Fee and/or Expense Reimbursement is payable. The Successful Bidder or Bidders shall have no other remedy against the Debtors and members of the Board, and their respective advisors, other than, with respect to the Debtors only as may be provided in a definitive agreement as approved by this Court.

12.                                 The No-Shop Requirement (subject to the Fiduciary Out) is hereby approved. The Debtors are authorized, but not required, to enter into an agreement that contains the No-Shop Requirement and the Fiduciary Out.

13.                                 The Debtors shall be authorized and empowered to reimburse a Successful Bidder for its reasonable and actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with its investigation, due diligence and negotiation of a definitive agreement (whether or not approved by the Court) in an amount not to exceed $3 million per Transaction, subject to increase by a further order of this Court following notice and a hearing, if any of the events that would trigger the payment of a Breakup Fee shall have occurred in accordance with the definitive agreement (an “Expense Reimbursement”); provided, however, that if a Successful Bidder is entitled to a Breakup Fee pursuant to a definitive agreement, any Expense Reimbursement paid to such bidder shall be credited against such Breakup Fee.

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ADDITIONAL PROVISIONS

14.                                 The Debtors are authorized and empowered to take such steps, expend such sums of money, and do such other things as may be necessary to implement and effect the terms and requirements established under this Order.

15.                                 The automatic stay provision of section 362 of the Bankruptcy Code shall not apply to the Successful Bidder’s or Bidders’ rights to terminate a definitive agreement in accordance its terms.

16.                                 This Order shall be binding upon and inure to the benefit of the Successful Bidder or Bidders and their affiliates, successors and assigns, and the Debtors, including any chapter 7 or 11 trustee or other fiduciary appointed for the estates of the Debtors, whether in these cases, subsequent bankruptcy cases or upon dismissal of any of these cases.

17.                                 Notwithstanding Bankruptcy Rule 6004(g), this Order shall not be stayed for ten (10) days after the entry hereof and this Order shall be effective and enforceable immediately upon signature hereof.

18.                                 This Court shall retain jurisdiction over any matters related to or arising from the implementation of this Order, including, but not limited to, any matter, claim or dispute arising from or relating to the Breakup Fee, the No-Shop Requirement, the Bidding Procedures and the implementation of this Order.

Dated: October 22, 2004

S/ Robert E. Gerber
HONORABLE ROBERT E. GERBER
UNITED STATE BANKRUPTCY JUDGE

8

Draft of October 11, 2004

CONFIDENTIAL

PERSONAL AND CONFIDENTIAL

[October], 2004

<Name>

<title>

<Corporation>

<address>

<address>

Dear < >,

Thank you for the indication of interest you have provided in connection with the possible acquisition of Adelphia Communications Corporation (the “Company”) or one or more designated clusters of assets of the Company (a “Transaction”). The Board of Directors of the Company (the “Board”) has directed UBS Investment Bank (“UBS”) and Allen & Company LLC (“Allen”, and together with UBS, the “Financial Advisors”) to invite you to submit a final and binding written proposal (a “Bid”) to effect a Transaction in accordance with the terms and procedures outlined in this letter.

The procedures outlined in this letter are designed to permit the Board, with the assistance and advice of the Financial Advisors and of management of the Company, to make informed decisions with respect to a Transaction as expeditiously as possible and to enhance the likelihood of maximizing the net distributable value of the Company to its stakeholders. The Company is entertaining Bids for the sale of the Company in a single transaction or in one or a series of transactions through the sale of pre-determined clusters of assets of the Company. The procedures outlined in this letter have been approved by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). In addition, coincident with the approval of the procedures outlined in this letter, the Bankruptcy Court has approved a break-up fee and a “no-shop” clause limiting the ability of the Board to conduct an auction following the conclusion of the bid process governed by this letter. The specific language of the break-up fee and “no-shop” clauses are set forth in the purchase agreement (the “Agreement”) that will be provided to you by the Company shortly.

In connection with the consideration of Bids, the Board, together with its advisors, will consider such matters as they deem appropriate including, without limitation, (1) the proportion of the Company included in the Bid, (2) the amount, value and form of consideration of the Bid, including liabilities assumed and claims avoided, (3) the value to the Company of the assets not included in the Bid, (4) the timing of consummation indicated by the Bid, (5) the certainty of consummation indicated by the Bid, (6) the structure indicated by the Bid, (7) proposed financing arrangements reflected by the Bid, and the sources of such financing, (8) the extent and nature of any changes made to the Agreement, (9) relevant legal and contractual considerations, (10) the relative benefits of the Company’s stand alone plan of reorganization, and (11) the timely views of the official committee of unsecured creditors, the official committee of equity security holders, and as appropriate, other substantial stakeholders of the Company.

Any proposed Transaction will be subject to the approval of the Bankruptcy Court. A Bid accepted by the Company will not be subject to any subsequent bankruptcy-related auction or other bidding requirement.

All Bids must comply with the procedures set forth in this letter. This letter and any further communications pursuant to this letter are of a confidential nature and remain subject to the terms of the Confidentiality Agreement between you and the Company. The submission of a Bid will constitute an agreement by you to be bound by the terms set forth in this letter.

BID PROCEDURES

1.                                       Deadline for Bid Submission: The deadline for submission of Bids is 5:00 pm Eastern Standard (“EST”) Time on                   , or such later date the Company notifies you is the deadline (the “Submission Date”). Bids must be sent and emailed to:

UBS Investment Bank	Allen & Company LLC
299 Park Avenue, 39th Floor	711 Fifth Avenue
New York, NY 10171	New York, NY 10022
Attention: Lee LeBrun, Managing Director	Attention: Thomas J. Kuhn, Managing Director
Tel: 212-821-4181	Tel: 212-339-2644
Fax: 212-821-5644	Fax: 212-339-2405
e-mail: lee.lebrun@ubs.com	e-mail: tkuhn@allenco.com

2.                                       Transaction: Bids may be submitted for (i) 100% of the capital stock of the reorganized Company or assets (including subsidiaries) of the Company and/or (ii) one or more system clusters the Company has identified to prospective bidders (“Bidders”). If you will require that the Transaction be consummated other than pursuant to a plan of reorganization, please so indicate.

3.                                       Purchase Agreement Revision: All Bids must include a copy of the Agreement, marked electronically to show any changes that you require, as well as a clean electronic version of your mark-up (the “Revised Agreement”). Please be advised that the amount/magnitude of proposed modifications of the Agreement will be a significant factor in the evaluation of your Bid. Any questions or clarifications regarding the Agreement should be directed to Alexandra D. Korry of Sullivan & Cromwell LLP (“S&C”) (Tel: 212-558-4370)(email:korrya@sullcrom.com).

4.                                       Internal Approvals: A Bid should indicate that the Bidder is prepared to execute the Revised Agreement promptly upon notification of its acceptance by the Company without any further internal organization authorizations (other than any required public stockholder approval).

5.                                       Purchase Price and Consideration: All Bids must state (i) the total price in U.S. dollars, and form of consideration, being offered, and (ii) in the alternative, the total price in U.S. dollars, and form of consideration, being offered in the event any Managed Cable Entities (as defined in the Confidential Information Memorandum dated September 2004)

2

that are otherwise included in your Bid are not included in the Transaction. All Bids should reflect your final and highest offer. While the Company has a preference for cash consideration, all other things being equal, it is entertaining Bids with other forms of consideration. Any Bid that contains securities as part of the consideration should contain the description of the securities being offered, including historical liquidity, trading performance, and market value, and the mechanisms for protecting the value being offered in the Bid through Closing, taking into account the need for bankruptcy-related and regulatory approvals, along with any other factors you deem relevant. We suggest that potential Bidders intending to include non-cash consideration in their Bid discuss their financial projections, synergies, pro forma balance sheets and any other relevant financial information with UBS and Allen prior to the Submission Date.

6.                                       Closing Conditions: All conditions to closing required by a Bidder are to be set forth in the Revised Agreement. The Company has a strong preference for Transactions that include as few conditions as possible and that minimize the time expected to be required to satisfy the conditions.

7.                                       Financing: Bids may not be subject toy financing condition. To the extent a Bid relies on third-party financing sources, the Bid must be accompanied by a signed, binding and irrevocable commitment letter from the third-party financing source(s) or comparable commitment from any equity source, subject in each case only to conditions that are no more extensive than those conditions to your obligations to effect the Transaction under the Revised Agreement. To the extent a Bid relies on internal financing sources, the Bid must be accompanied by sufficient evidence of financial capacity to consummate the Transaction and satisfy all your obligations and potential obligations pursuant to the Revised Agreement. Bids that are viewed as imposing an inappropriate degree of financing risk will be placed at a significant disadvantage.

8.                                       Stapled Financing Provided: Potential providers of stapled financing will be made available to Bidders solely for the purpose of facilitating the consummation of a Transaction contemplated by any Bid. Bidders may arrange for their own financing, and their prospective lenders will be afforded an adequate opportunity to complete all necessary due diligence prior to the Submission Date. The terms of any stapled financing will be subject to separate negotiations between the applicable Bidder and the lender.

9.                                       Due Diligence: Bids may not be subject to a due diligence condition. You are therefore encouraged to contact the Financial Advisors as soon as possible if further information is needed to complete your due diligence investigation.

10.                                 Required Third-Party Approvals: A Bid must disclose the shareholder, regulatory or other approvals, consents or filings required to consummate the Transaction (including the proposed steps and estimated time to obtain the approvals). The Company expects that your major stockholders will commit to support the Transaction if a stockholder vote is required. Certainty of closing will be a significant factor in the evaluation of any Bid. Bids that require as a condition to closing local franchise authority approvals the failure of which to obtain prior to closing would not have a material adverse effect will be placed at a significant disadvantage.

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11.                                 Prospective Purchaser: Each Bid must disclose the identity of your organization and details of its immediate and ultimate ownership; including confirmation that the Bid is made as principal for the Bidder’s account and, if not, the basis upon which the Bidder is acting and, in the case of a consortium approved by the Company, the identities of all other participants. If you are a private equity Bidder, your Bid must disclose the size of your fund (both gross and net of previous investments), the level of investments you customarily make and the level of equity you customarily commit to an investment.

12.                                 Subsequent Sales: Each Bid must disclose (to the extent not previously disclosed) any agreements or understandings between the Bidder and any third party with respect to the Transaction that is the subject of the Bid or with respect to a possible transaction involving any assets of the Company.

13.                                 Evaluation of Bids: Bids submitted will be evaluated by the Board, in consultation with the Financial Advisors and its legal advisors with such input from management of the Company and other advisors as it may deem appropriate in its sole discretion. A Bid will be deemed accepted only when a definitive Agreement shall have been executed and delivered by the Company.

14.                                 Expiration: Each Bid must indicate that it will remain in effect and be irrevocable until 5 pm (EST) on               , 2004, or such later date the Company prior to the Submission Date informs you that Bids must remain in effect and be irrevocable.

15.                                 Advisors: A Bid must specify the names and contact information of outside advisors, including financial and legal advisors engaged or planned to be engaged to assist in the Transaction.

16.                                 Expenses: Each Bidder will be responsible for all costs it may incur during the investigation and pursuit of a proposed Transaction, including those of its advisors and agents, except as otherwise may be agreed to by the Company in any definitive agreement between the Company and the Bidder.

17.                                 Reservation of Rights:

a.               The Company, in its sole discretion, reserves the right to consider any and all factors in determining which Bid(s) to accept, to reject any and all Bids without assigning any reasons therefor, to alter the procedures set forth in this letter (including the timeline) at any time and in any manner if such modifications are determined in good faith by the Board to maximize the value of the estate to its stakeholders, to terminate discussions with any or all Bidders, to negotiate with any party individually or simultaneously with other Bidders, to negotiate with any Bidder with respect to any transaction involving the Company or any of its assets, and to consummate any transaction, without prior notice to you or other potential parties to a transaction, and to discontinue the sale process at any time. In connection with each of the foregoing matters, the Company intends as appropriate to consult with the official committees appointed in the Company’s Chapter 11 case before the Bankruptcy Court.

4

b.              In no event will the Company or any of its affiliates have any obligation or liability to a Bidder except pursuant to a definitive agreement, if any, entered into by the Company or any of its affiliates with such Bidder.

c.               The Company will not have any liability to any Bidder as a result of the rejection of any Bid or the acceptance of another Bid.

The Financial Advisors’ personnel will remain available to provide additional information and assistance regarding the procedures and guidelines incorporated in this letter or any other matter related to the sale process and to assist you in your evaluation of the Company or any designated cluster of assets of the Company. If you have any questions, please feel free to contact either Lee LeBrun (UBS primary contact) at (212) 821-4181 or Tom Kuhn (Allen primary contact) at (212) 339-2644. We kindly request that any diligence related requests be directed to Ehren Stenzler of UBS at (212) 821-3481.

On behalf of the Company, we would like to thank you for your interest. We look forward to discussing this opportunity further with you.

Thank you for your consideration.

Sincerely,

5

EXHIBIT B

Proposed Order

2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

SUPPLEMENTAL ORDER

Upon the motion (the “Motion”) of the above captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of a supplemental order, pursuant to sections 105, 363, 364, 503, 507 and 1123 of the Bankruptcy Code, approving supplemental bid protections in connection with the direct or indirect sale of substantially all of the assets of Adelphia Communications Corporation and certain of its affiliates (the “Motion”); and the relief requested in the Motion being in the best interests of the Debtors and their estates and creditors and supported by sound business reasons; and the Court having reviewed the Motion and having considered the evidence presented and the statements in support of the relief requested therein at a hearing before the Court (the “Hearing”); and the Court having approved the Bidding Procedures Order(1) (and reviewed the related motion) and conducted a hearing in connection therewith; and the Court having determined that the bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court in these cases; and after due deliberation and sufficient cause appearing therefor, it is

(1)           Terms not otherwise defined herein shall have the meaning ascribed to them in the Motion.

FOUND AND DETERMINED THAT:(2)

A.         The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.).  The relief requested in the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b).  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.         Due and proper notice of the Motion was provided as set forth in the Motion, and no other or further notice need be provided.

C.         The Debtors have demonstrated a compelling and sound business justification for authorizing the payment of the Breakup Fee pursuant to the Modified Breakup Fee Triggers as more fully set forth in Exhibit A annexed hereto.

D.         The payment of the Breakup Fee pursuant to the terms of the Modified Breakup Fee Triggers is fair and reasonable and provides a benefit to the Debtors’ estates and parties in interest in these cases.

E.          The Termination Provisions, as more fully set forth on Exhibit A annexed hereto are fair, reasonable and appropriate under the circumstances.

F.          If necessary, the Debtors’ payment to TW-C (pursuant to the Modified Breakup Fee Triggers as set forth in Exhibit A hereto) of the Breakup Fee is (a) an actual and necessary cost and expense of preserving the Debtors’ estates, within the meaning of section 503(b) of the Bankruptcy Code, (b) of substantial benefit to the Debtors’ estates, and (c)

(2)           Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.  See Fed. R. Bankr. P. 7052.

reasonable and appropriate, in light of, among other things, (i) the size and nature of the proposed sale, (ii) the substantial efforts that will have been expended by TW-C, and (iii) the benefits TW-C will have provided to the Debtors’ estate and creditors and all parties in interest herein.

G.         The Modified No-Shop Requirement, in the form annexed hereto as Exhibit A, is fair, reasonable and appropriate and is designed to maximize the value of the Debtors’ estates.

H.         The Debtors have demonstrated a compelling and sound business justification for the Modified No-Shop Requirement under the circumstances, timing and procedures set forth in the Motion.

I.           The entry of this Order is in the best interests of the Debtors and their estates, creditors and interest holders and all other parties in interest herein; and it is therefore

ORDERED, ADJUDGED AND DECREED THAT:

1.       The Motion is granted, all objections thereto are overruled, the Modified Bidding Protections are approved, and the Bidding Procedures Order is modified and supplemented hereby.  To the extent there are any inconsistencies between the Bidding Procedures Order and this Order, this Order shall control in all cases.

BIDDING PROTECTIONS

2.        The Modified Breakup Fee Triggers, in the form annexed hereto as Exhibit A, are hereby approved pursuant to sections 105(a), 363(b), 364, 503 and 507 of the Bankruptcy Code.

3.        The Termination Provisions, in the form annexed hereto as Exhibit A are hereby approved pursuant to sections 105(a), 363(b), 364, 503 and 507 of the Bankruptcy Code.

4.        If one or more of the Debtors are required under and pursuant to one or more definitive agreements with Time Warner and/or Comcast (whether or not approved by the Court) to pay the Breakup Fee pursuant to the terms of the Modified Breakup Fee Triggers, each Debtor is authorized and empowered to pay the Breakup Fee, in the amount of 2.5% of the Purchase Price [i.e., $        ],(3) as set forth in the definitive agreement, which is deemed hereby to be an administrative expense pursuant to section 503(b) of the Bankruptcy Code, entitled to payment pursuant to section 507(a)(1) of the Bankruptcy Code, without further order of the Court.

5.        The obligation of the Debtors to pay the Breakup Fee shall be joint and several, absolute and unconditional and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.  Except as hereinafter provided and in Exhibit A annexed hereto, the Breakup Fee pursuant to the terms of the Modified Breakup Fee Triggers shall be the sole remedy of Time Warner and/or Comcast if a definitive agreement is terminated under circumstances where the Breakup Fee is payable.  Time Warner and/or Comcast shall have no other remedy against the Debtors and the Board, and their respective advisors with respect to the subject matter of such definitive agreement, other than, with respect to the Debtors only, for any willful breach by the Debtors of such definitive agreement prior to the termination of such definitive agreement.

6.       The Modified No-Shop Requirement (subject to the Modified Fiduciary Out), in the form annexed hereto as Exhibit A, is hereby approved.  The Debtors are authorized,

(3)           Prior to the hearing, the parties will seek to agree on the figure to be inserted.  In certain circumstances Time Warner’s APA may be modified to include the purchase of substantially all the assets of the Debtors, in which case the entire Breakup Fee would be payable to Time Warner.

but not required, to enter into one or more definitive agreements that contain terms in the form of the Modified Bidding Protections.

ADDITIONAL PROVISIONS

7.        Except as specifically provided in or contemplated by an order of the Court (including a plan confirmation order) approving a definitive agreement, neither the definitive agreement nor the relief granted hereby shall prejudice or affect the rights, claims, or defenses of any creditor, in its capacity as such, with respect to the distribution or allocation amongst creditors and other stakeholders of any consideration received by the Debtors under or in respect of such definitive agreement, including, but not limited to, anything set forth in a definitive agreement with respect to the allocation of purchase price or the description of “claims,” all of which rights, claims and defenses are preserved, provided however, nothing herein shall be deemed to abrogate the rights and obligations of the Debtors, Time Warner or Comcast under a definitive agreement.

8.        The Debtors are authorized and empowered to take such steps, expend such sums of money, and do such other things as may be necessary to implement and effect the terms and requirements established under this Order.

9.        The automatic stay provision of section 362 of the Bankruptcy Code shall not apply to TW-C’s right to terminate the APA in accordance with the terms of Exhibit A to the Motion.

10.        This Order shall be binding upon, and inure to the benefit of Time Warner and Comcast and their affiliates, successors and assigns, and the Debtors, including any chapter 7 or 11 trustee or other fiduciary appointed for the estates of the Debtors, whether in these cases, subsequent bankruptcy cases or upon dismissal of any of these cases and no order shall be entered in these cases which is inconsistent with the terms hereof.

11.       Notwithstanding Bankruptcy Rule 6004(g), this Order shall not be stayed for ten (10) days after the entry hereof and this Order shall be effective and enforceable immediately upon signature hereof.

12.        This Court shall retain jurisdiction over any matters related to or arising from the implementation of this Order, including, but not limited to, any matter, claim or dispute arising from or relating to the Breakup Fee, the Modified Breakup Fee Triggers and the Modified No-Shop Requirement and the implementation of this Order.

Dated:  April   , 2005

HONORABLE ROBERT E. GERBER
UNITED STATE BANKRUPTCY JUDGE

EXHIBIT C

Modified No-Shop Requirement and Modified Breakup Fee Triggers

No Shop

Section 5.10   Acquisition Proposals.  Except as otherwise provided in this Section 5.10, Seller agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization (including an Alternate Plan), share exchange, consolidation or similar transaction involving (directly or indirectly), or any purchase (directly or though a proposed investment in Equity Securities, debt securities or claims of creditors) of 10% or more of the Transferred Assets Related to the Business or of the outstanding Equity Securities of Seller or any of its Affiliates directly or indirectly owning Assets Related to the Business (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal” and any such transaction, an “Acquisition”); provided, however, that the foregoing shall not restrict Seller from renewing the “exit financing” of the Debtors on substantially the same terms as in effect as of March 31, 2005.  Seller further agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  Seller agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 5.10 of the obligations undertaken in this Section 5.10 and to cause them to cease immediately any current activities that are inconsistent with this Section 5.10.  Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or its board of directors (the “Board”) from:

(a) (i) complying with its disclosure obligations under Law or the Bankruptcy Code with regard to an Acquisition Proposal, or (ii) prior to the commencement of the Confirmation Hearing, in response to an unsolicited bona fide Acquisition Proposal, (A) providing information to a Person with whom Seller executes a confidentiality agreement on terms no less favorable to Seller than those contained in the Seller Confidentiality Agreement (as in effect prior to amendment on the date hereof), other than any restrictions on such Person’s ability to make or amend an Acquisition Proposal or (B) engaging in any negotiations or discussions with any Person who has made such an Acquisition Proposal if and only to the extent that in each such case referred to in clauses (A) and (B) above, (1) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law, (2) such Acquisition Proposal involves the direct or indirect acquisition by one or more third parties of at least 66-2/3% of (x) all Assets Related to the Business or (y) the outstanding Equity Securities of Seller and (3) in each such case referred to in clause (B) above, the Board determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b)) to Seller’s stakeholders from a financial point of view than the Transaction (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”).  Seller or any of its Subsidiaries shall notify Buyer promptly (but in no event later than 24 hours) after receipt by Seller or any of its Subsidiaries (or any of their respective directors, officers, employees or advisors) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to the Transferred Assets, any Specified Business, Seller or any of its Subsidiaries or for access to any Specified Business or any of the Transferred Assets by any third party that may be considering making, or has made, an Acquisition Proposal.  Seller shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  Seller shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.  Seller shall promptly provide Buyer with any non-public information concerning Seller’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Buyer; and

(b) (i)  prior to the commencement of the Confirmation Hearing, engaging in any negotiations or discussions concerning an Alternate Plan with the Committees, the stakeholders of Seller or its Affiliates or their respective advisors (in each case (other than in the case of Committees) with whom Seller enters into, or has entered into, a confidentiality agreement on customary terms under the circumstances that restricts such stakeholder (other than with respect to any other stakeholder who is subject to a substantially similar confidentiality agreement or to the Committees) from (x) disclosing any confidential information regarding Seller and its Affiliates, Buyer and its Affiliates, or information regarding an Alternate Plan, including the status thereof, and (y) making public statements regarding any of the foregoing), but only to the extent that (A) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law and (B) the Board determines in good faith (after consultation with its financial and legal advisors) that such Alternate Plan, if pursued and assuming (for purposes of determining the right to engage in negotiations or discussions pursuant to this Section 5.10(b), but not for purposes of the definition of “Superior Alternate Plan”) the support of Seller’s stakeholders therefor, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposed Alternate Plan and, if consummated, would result in a transaction more favorable (taking into account, without limitation, the financial terms of any termination fee that may be paid pursuant to Section 8.5(b)) to the stakeholders of Seller and its Affiliates from a financial point of view than the Transaction (any such more favorable Alternate Plan being referred to in this Agreement as a “Superior Alternate Plan”) or (ii) after entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) (but only for so long as such Confirmation Order is in effect), planning for an Alternate Plan that involves the emergence of Debtors as standalone entities with no greater than a 10% additional equity contribution (other than existing Claims), including engaging in any negotiations or discussions concerning an Alternate Plan with stakeholders of Seller or its Affiliates or their advisors, preparing (but not filing) a disclosure statement with respect to such Alternate Plan and preparing and negotiating any intercreditor agreements; provided, however, that such Alternate Plan provides that it can only be confirmed and effective if this Agreement is terminated in accordance with its terms and such planning does not involve any action or omission that could reasonably be expected to materially impair or materially delay the Transaction; provided, further, that nothing in this Section 5.10(b) shall permit any public statements or filings with the Bankruptcy Court or any other court by or on behalf of Seller or its Affiliates.  Seller shall notify Buyer of its engagement in discussions concerning an Alternate Plan and shall keep Buyer reasonably informed, on a current basis, of material developments that could reasonably be expected to result in an Alternate Plan.  For purposes of this Agreement, an “Alternate Plan” is any plan under chapter 11 of the Bankruptcy Code (other than the Plan) or any liquidation under chapter 7 of the Bankruptcy Code.  Without limiting any other obligation set forth in this Agreement, Seller shall, in connection with the activities permitted under this Section 5.10(b), use commercially reasonable efforts to enforce any confidentiality obligations of the Committees and any obligations under the confidentiality agreements described in this Section 5.10(b).

Bankruptcy Proceedings

Section 5.13      Bankruptcy Proceedings.

(a)      Seller shall, as soon as reasonably practicable after the date hereof, but no later than 45 days hereafter, file with the Bankruptcy Court (i) a Disclosure Statement with respect to the Plan intended to meet the requirements of section 1125(b) of the Bankruptcy Code and this Section 5.13 (as amended from time to time in accordance with this Agreement, the “Disclosure Statement”), (ii) a motion to approve, among other things, the Disclosure Statement (the “Disclosure Statement Motion”) and (iii) the Plan.  Seller shall, and shall cause each of its Affiliates to, commence appropriate proceedings before the Bankruptcy Court and otherwise use commercially reasonable efforts to obtain approval of the Disclosure Statement and the Plan as expeditiously as possible.  Seller shall, and shall cause its Affiliates to, provide in the Disclosure Statement that the aggregate value attributed to the Purchase Shares (before adjustments) as of the date hereof is between $[                  ] and $[                  ] billion (the midpoint of such range, the “Aggregate Value of the Purchase Shares”); provided, however, that, based on changes, events or circumstances first arising or occurring following the date hereof, Seller may, after consultation with Buyer and its counsel, reasonably amend the Disclosure Statement to cause the statements contained therein in respect of the Aggregate Value of the Purchase Shares and the Per Share Value of the Purchase Shares not to be misleading or result in a violation of any applicable Law by Seller; provided, further, that any such amendment shall be disregarded for purposes of this Agreement, including the amount of the Aggregate Value of the Purchase Shares or Per Share Value of the Purchase Shares.  The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement, and the Disclosure Statement Motion and the orders approving the same (including the Confirmation Order), and any amendment or supplement to any of the foregoing, (A) to the extent affecting the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders), shall be in all material respects reasonably acceptable in form and substance to, and shall not be filed until consented to by, Buyer, which consent shall not be unreasonably withheld, (B) shall not otherwise contain any provision (including any provision relating to the allocation of distributable proceeds among Seller’s stakeholders), or otherwise have an effect, that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction; it being understood that any allocation of distributable proceeds that does not violate the absolute priority rule or any proposed waiver of the absolute priority rule as may be contemplated by the Plan that is reasonably expected to be consented to by the affected classes shall not be deemed to materially impair or materially delay the Transaction, (C) shall not contain any provision providing for an Alternate Plan, including the so-called “toggle plan”, (D) shall not treat Buyer or its Affiliates, in their capacities as creditors or equityholders, in a discriminatory manner as compared to similarly classified stakeholders(4) and (E) without limiting the generality of the foregoing, in the case of the Confirmation Order, shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions which have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding.  Buyer shall refrain from taking any actions in connection herewith that are not in good faith (as determined by the Bankruptcy Court) and that would preclude a finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code.  Seller shall provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller (including forms of orders and notices to interested parties) relating in any way to the Disclosure Statement, the Plan or the Transaction prior to the filing of such documents and shall provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same.  Seller shall consult with Buyer prior to taking any action in or with respect to the Reorganization Case that could reasonably be expected, individually or in the aggregate, to (x) be inconsistent with this Agreement or the Transaction, (y) materially impair or materially delay the Transaction or (z) relate to any material information provided by Buyer for inclusion in the Disclosure Statement or have an adverse effect on the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders).  Buyer shall provide Seller with all information concerning Buyer, Parent and its controlled Affiliates as is required or reasonably advisable to be included in the Disclosure Statement, including (to the extent so reasonably advisable) all information that would be required to be set forth in a registration statement on Form S-1 under the Securities Act.  Any information delivered by Buyer or Seller for inclusion in the Disclosure Statement will satisfy the requirements of section 1125(a) of the Bankruptcy Code.

(b)        No later than 70 days prior to the Confirmation Hearing, Seller shall deliver to Buyer a true and complete list of all Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into prior to such seventieth day (provided, that between such seventieth day and the Confirmation Hearing, Seller shall promptly update such list to reflect Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into during such period) which shall include the following, each of which

(4)    Comcast APA to provide that the Plan will not alter the Equity Securities of any Transferred Joint Venture Equity.

must be satisfactory in form and substance to Buyer in its reasonable discretion:  (i) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has rejected pursuant to an order of the Bankruptcy Court (the “Rejected Contracts”); (ii) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has assumed pursuant to an order of the Bankruptcy Court; (iii) with respect to each such Contract that is not a Rejected Contract, (A) Seller’s good faith estimate of the Cure Costs in respect of such Contract, (B) Seller’s good faith estimate of the Rejection Claims in respect of such Contract and (C) whether such Contract was entered into on or following the Petition Date.  No later than 40 days prior to the Confirmation Hearing, Buyer shall provide Seller with a list of Contracts to be assumed, if applicable, by Seller or any of its Affiliates and assigned by Seller or any of its Affiliates to Buyer with respect to each Specified Business (as further identified by Buyer pursuant to the provisions of this Section 5.13(b), the “Assigned Contracts”).  As promptly as practicable following the determination of the Assigned Contracts by Buyer and in any event no later than 20 days prior to the Confirmation Hearing, Seller or its Affiliates, as the case may be, shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine Cure Costs with respect to any Assigned Contract entered into prior to the Petition Date.  Notwithstanding the foregoing, prior to the Closing, Buyer may identify (x) any Assigned Contract as one that Buyer no longer desires to have assigned to it and such Contract shall for all purposes of this Agreement, including Section 5.13(c), and any Ancillary Agreement be deemed not to be an Assigned Contract and (y) any Contract entered into by Seller of any of its Affiliates following entry of the Confirmation Order that is Related to any Specified Business as an Assigned Contract and such Contract shall for all purposes of this Agreement be deemed to be an Assigned Contract.  At the direction of Buyer, Seller shall, or shall cause its Affiliates to, as the case may be, take all necessary actions and, if necessary, promptly commence appropriate proceedings before the Bankruptcy Court in order to effect the assumption of any Assigned Contract by Seller or any of its Affiliates and the assignment of such Contract to Buyer at the Closing pursuant to the Plan.  Following the Closing, Seller shall not, and shall cause each of its Affiliates not to, amend, modify, terminate or abrogate any Assigned Contract.  Seller shall, and shall cause each of its Affiliates to, take all actions such that each OCB Contract that is not an Assigned Contract shall be terminated or rejected as of the Closing.

(c)        Seller shall use its commercially reasonable efforts to make available to Buyer as promptly as practicable after the date hereof (or, in the case of Contracts entered into after the date hereof, as promptly thereafter as practicable) true and complete copies of each of the Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) and of each of the Contracts listed, or required to be listed, in Schedule 3.15(b) of the Seller Disclosure Schedule, and true and complete summaries of the terms of any such oral Contracts; it being understood that, in any event, such copies and summaries shall be made available in respect of the Contracts listed on the list delivered pursuant to the first sentence of Section 5.13(b) no later than 70 days prior to the Confirmation Hearing.

(d)        Other than the Assumed Cure Costs, Seller shall be liable for all Cure Costs, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any Contract in connection therewith; provided, however, that if the amount of the Cure Costs in respect of any Assigned Contract that is not an

OCB Contract is greater than the amount that would be paid to the non-debtor party to such Contract on account of a Rejection Claim in respect of such Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan (as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then such excess, but only such excess, shall be deemed to constitute an Assumed Cure Cost.  Seller shall also be liable for all Claims, including Rejection Claims, in respect of any Contract that is not an Assigned Contract, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any such Contract in connection therewith; provided, however, that if the amount that would be paid to the non-debtor party to an OCB Contract that is not an Assigned Contract on account of a Rejection Claim in respect of such OCB Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan, is greater than the Cure Costs with respect to such OCB Contract (in either case as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then, subject to such OCB Contract having been made available to Buyer for at least 70 days prior to the Confirmation Hearing (or, in the case of Contracts entered into after such seventieth day, as promptly thereafter as practicable), such excess, but only such excess, shall constitute an Assumed Liability.  Subject to approval of the Bankruptcy Court (which approval Seller shall use commercially reasonable efforts to obtain), Buyer (or its designee) shall be entitled to assume and maintain control, on behalf of Seller and any of its Affiliates, of the litigation and settlement of any dispute over any Assumed Cure Costs with respect to any Franchise or, in respect of any OCB Contract, any Rejection Claim that is an Assumed Liability.  Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of Buyer (not to be unreasonably withheld), settle, compromise or offer to settle or compromise any Liability in respect of (i) Cure Costs under such Assigned Contract that is not an OCB Contract or under any Franchise unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Cure Costs under such Assigned Contract or such Franchise or (ii) any Rejection Claim in respect of any OCB Contract unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Rejection Claims caused by or arising out of any such settlement or compromise and Seller shall consult with and, in each case, provide Buyer a meaningful opportunity to participate in any such litigation or settlement.

(e)        Any motion, application or other court document filed with, and the proposed orders submitted to, the Bankruptcy Court seeking authorization to assume and assign or reject or terminate any Contracts Relating to any Specified Business or the Business shall be provided to Buyer in advance of filing (with a reasonable opportunity to review and comment on same) and shall be in form and substance reasonably satisfactory to Buyer in all material respects.  On or prior to the Closing, Seller shall, and shall cause its Affiliates to, cure any and all defaults and breaches under and satisfy (or with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision satisfactory to Buyer and the Bankruptcy Court for satisfaction from funds of Seller) any Liability (other than as to Assumed Cure Costs) arising from or relating to pre-Closing periods under the Assigned Contracts so that such Contracts may be assumed by Seller or its Affiliates and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.  On or prior to the Closing, Seller shall, and shall cause its

Affiliates to, pay or make adequate reserve for all Cure Costs other than the Assumed Cure Costs.

(f)         Seller shall, and shall cause its Affiliates to, and Buyer shall, and shall cause Parent to, each use commercially reasonable efforts, and cooperate, assist and consult with each other, as promptly as practicable, to secure approval of the Disclosure Statement, confirmation of the Plan and consummation of the transactions contemplated by the Plan and this Agreement.  Neither the Plan nor the Disclosure Statement nor any other material document relating to the transactions contemplated hereby shall be amended, modified, supplemented, withdrawn or revoked (i) if such amendment, modification, supplement, withdrawal or revocation affects the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) without the consent of Buyer (provided, that such consent shall not be unreasonably withheld) or (ii) if such amendment, modification, supplement, withdrawal or revocation would contain or alter any provision (including as to the allocation of distributable proceeds among Seller’s stakeholders), that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction.  For the avoidance of doubt, the parties hereto acknowledge and agree that it would not be unreasonable for Buyer to decline to consent to any Plan modification which would require the payment of additional consideration by Buyer under the Plan or which would reduce or impair the Transferred Assets or increase the Assumed Liabilities.

(g)        If an order, judgment or ruling of a court of competent jurisdiction in the Reorganization Case is entered denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), Seller and Buyer will cooperate and otherwise use commercially reasonable efforts to prosecute diligently the entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g).  If the Confirmation Order or any other orders of the Bankruptcy Court relating to this Agreement, the Disclosure Statement, the solicitation of acceptances of the Plan or confirmation of the Plan shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Seller and Buyer will cooperate in taking such steps to prosecute diligently such appeal, petition or motion, each of Seller and Buyer shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion and any expenses incurred by Seller in connection therewith shall be borne by Seller.

(h)        Seller shall either (i) (A) cause the Subsidiaries of Seller listed on Schedule 5.13(h) of the Seller Disclosure Schedule or any other non-debtor Subsidiary of Seller that acquires Assets Related to the Acquired Business (the “Non-Debtor Subsidiaries”) to file a petition for relief under chapter 11 of the Bankruptcy Code (the “Additional Reorganization Case”), (B) take all steps reasonably necessary to obtain approval by the Bankruptcy Court of the Transaction as it relates to the Non-Debtor Subsidiaries and (C) obtain an Additional Discharge for the Non-Debtor Subsidiaries, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and in any event prior to the Closing, or (ii) subject to the prior approval of the Bankruptcy Court, cause each Non-Debtor Subsidiary to transfer any Assets of such Non-Debtor Subsidiary to a Debtor in exchange for payment of adequate consideration (provided, that such transfer shall be reasonably satisfactory to Buyer in all material respects and shall render such Assets subject to the Discharge) (such transfer, a “Non-Debtor Transfer”).  Seller shall, and shall cause each Non-Debtor Subsidiary to, (x) provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller or such Non-Debtor Subsidiary (including forms of orders and notices to interested parties) relating in any way to an Additional Reorganization Case or Non-Debtor Transfer prior to the filing of such documents and (y) provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same.  Seller shall, and shall cause each Non-Debtor Subsidiary to, consult with Buyer prior to taking any action in or with respect to any Additional Reorganization Case or Non-Debtor Transfer.  For purposes of Sections 2.1 and 2.3 (including any related definitions), unless otherwise directed in writing by Buyer (and only to the extent set forth in such writing), each Non-Debtor Subsidiary shall only be considered an Affiliate of Seller if and only to the extent such Non-Debtor Subsidiary shall have performed the actions and satisfied the requirements set forth in clause (i) or (ii) of this Section 5.13(h).

(i)         Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to maintain the exclusive periods pursuant to section 1121(d) of the Bankruptcy Code during which the Debtors may file a plan or plans of reorganization and solicit acceptances thereof.

Termination

Section 8.1      Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Seller and Buyer.

Section 8.2      Termination by Either Buyer or Seller

This Agreement may be terminated at any time prior to the Closing by Buyer or Seller, by giving written notice of termination to the other party, if (a) subject to Section 2.8(b), the Closing shall not have occurred on or before [July 31, 2006] (the “Outside Date”) so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other agreements under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to so occur (such breaching party, a “Proximate Cause Party”); provided, however, that if any Government Antitrust Entity has not completed its review of the Transaction or the transactions contemplated by the Friendco Purchase Agreement by such time, or either party determines in good faith at such time that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Transaction or the transactions contemplated by the Friendco Purchase Agreement by any Government Antitrust Entity, and, in either such case, all conditions set forth in Article VI (other than Section 6.1(d)) have been satisfied or waived in writing by the party entitled to the benefit thereof or are immediately capable of being satisfied, then in either such case, such date may be extended by either party to a date not beyond [October 31, 2006] (the “Extended Outside Date”); provided, further, that if the Closing has not occurred by such date as a result of the failure to satisfy Section 6.1(i) by reason of actions by, or failure to obtain Governmental Authorizations from, any Governmental Antitrust Entity or the FCC, then such date shall be extended for an additional six months following the date that the Extended Outside Date would otherwise occur or (b) any Law (other than an order, judgment or ruling contemplated by Section 8.3(d)(ii) or 8.4(c)(ii)) permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable.

Section 8.3      Termination by Seller

This Agreement may be terminated at any time prior to the Closing by Seller, by written notice to Buyer:

(a)        prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (and all related agreements) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within five Business Days of receipt of Seller’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Proposal (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation);

(b)        if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement such that an executive officer of Buyer would be unable to deliver the closing certificate to Seller regarding Buyer’s representations and warranties and Buyer’s performance of its obligations as required pursuant to Section 6.3(a) and Section 6.3(b), respectively, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Seller to Buyer; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.3(b) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Buyer continues such efforts to cure; provided, further, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Seller if as of such time it is a Proximate Cause Party;

(c)        prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller to file a Superior Alternate Plan with the Bankruptcy Court and Seller notifies Buyer in writing that it intends to file such Superior Alternate Plan, attaching the most current version of such Superior Alternate Plan (and all related agreements and supporting documentation) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iv) Buyer does not make, within ten Business Days of receipt of Seller’s written notification of its intention to file a Superior Alternate Plan, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Alternate Plan (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation); or

(d)        if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Seller with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Seller may only terminate this Agreement pursuant to this Section 8.3(d)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date.

Section 8.4        Termination by Buyer.  This Agreement may be terminated at any time prior to the Closing by Buyer, by written notice to Seller:

(a)        if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement (assuming entry of the Confirmation Order) such that an executive officer of Seller would be unable to deliver the closing certificate to Buyer regarding Seller’s representations and warranties and Seller’s performance of its obligations as required pursuant to Section 6.2(a) and Section 6.2(b), respectively, and such breach is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Buyer to Seller; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.4(a) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Seller continues such efforts to cure;

(b)        if (i) Seller has not, by October 15, 2005,(5) filed all motions reasonably necessary to obtain the Confirmation Order or (ii) if the Protections Order is vacated or modified in any material respect following the date hereof;

(c)        if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Buyer with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter

(5)    Date that is six months following the date hereof.

entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Buyer may only terminate this Agreement pursuant to this Section 8.3(c)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date;

(d)        following (i) the conversion of the Reorganization Case into one or more cases under chapter 7 of the Bankruptcy Code or (ii) the appointment of a chapter 11 trustee in the Reorganization Case;

provided, however, that the right to terminate this Agreement pursuant to Section 8.4(a), (b) or (c) shall not be available to Buyer if as of such time it is a Proximate Cause Party.

Section 8.5        Effect of Termination.

(a)        In the event of the termination of this Agreement in accordance with Article VIII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.5 and in Sections 9.1, 9.4, 9.6, 9.7, 9.10, 9.11, and 9.13 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.5 shall relieve any party from liability for any willful breach of this Agreement that arose prior to such termination.

(b)        In the event that (i) this Agreement is terminated by Seller pursuant to Section 8.2(a) prior to the entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) which has not been vacated by a court of competent jurisdiction and Buyer is not a Proximate Cause Party as of the date of such termination, or (ii) this Agreement is terminated (A) by Seller pursuant to Section 8.3(a), 8.3(c) or 8.3(d) or (B) by Buyer pursuant to Section 8.4(a) (but, with respect to the representations and warranties of Seller, only in the case of a willful breach by Seller), 8.4(b) or 8.4(c) except, in the case of this clause (ii)(B), in the event that Buyer is a Proximate Cause Party as of the date of such termination, then Seller shall pay Buyer, by wire transfer of immediately available funds, a termination fee of $[           ] [Buyer:  equal to [2.5]% of the Purchase Price] payable upon the earlier of consummation of an Acquisition or the effective date of a plan of reorganization of Seller and its Affiliates approved by the Bankruptcy Court.

(c)        The obligation of Seller to pay the amount payable under Section 8.5(b) (and the payment thereof) shall be absolute and unconditional; such payment shall be an administrative expense under section 507(a)(1) of the Bankruptcy Code and shall be payable as specified herein and not subject to any defense claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

Additional Definitions

“Acquired Business” means that portion of the Business Related to the Group 2 Systems, (b) that portion of the Business Related to the MCE Systems and (c) the Group 2 Shared Assets and Liabilities.

“Additional Discharge” means, with respect to any Person, except as otherwise provided in the Plan and the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes such Person as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the Additional Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code, and in each case prior to or at the Closing, (i) of such Person, as a debtor in possession, from all Liabilities, (ii) of interests of, and rights, interests and Claims of the holders of Claims against and interests in, such Person and (iii) of Encumbrances on, or interests of other Persons (other than Seller and its Affiliates) in, the Transferred Assets that are related to such Person; it being understood that an Additional Discharge may occur pursuant to the Plan.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this Agreement, (i) none of Seller or any of its Affiliates shall be deemed to be an Affiliate of any of Buyer, Parent, TWX, Friendco or any of their respective Affiliates, (ii) none of Buyer, Parent, TWX or any of their Affiliates shall be deemed to be an Affiliate of any of Seller, Friendco or any of their respective Affiliates, (iii) none of Friendco or any of its Affiliates shall be deemed to be an Affiliate of any of Seller, Buyer, Parent, TWX or any of their respective Affiliates, (iv) each Managed Cable Entity shall be deemed to be an Affiliate of Seller, (v) no member of the family of John Rigas shall be deemed to control Seller or any of its Affiliates and (vi) each of the Tele-Media Entities shall be deemed to be an Affiliate of Seller.

“Agreement” means this Asset Purchase Agreement.

“Ancillary Agreements” means the Parent Agreement, the Escrow Agreement and each MCE Management Agreement, and the instruments and other agreements required to be delivered pursuant to Sections 2.9 and 2.10, including any Bill of Sale.

“Assets” means any asset, property or right, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, and all right, title, interest and claims therein.

“Assumed Cure Costs” means the amounts designated as Assumed Cure Costs pursuant to Section 5.13(d) and the Cure Costs related to the Franchises for each of the localities listed on Schedule A of the Seller Disclosure Schedule.

“Assumed Liabilities” means, with respect to each Specified Business, only the following Liabilities of Seller or any of its Affiliates that are Debtors (or which become subject to an MCE Discharge or an Additional Discharge) that are Related to such Specified Business, in each case to the extent allocated to such Specified Business as required by Section 2.3:  (i) Liabilities attributable to actions, omissions, circumstances or conditions to the extent occurring following the Closing to the extent so allocated to such Specified Business or any of the Transferred Assets allocated to such Specified Business pursuant to the Designated Allocation, including under the Assigned Contracts and Authorizations, (ii) Liabilities of such Specified Business arising in the Ordinary Course of Business since the Petition Date but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iii) the following Liabilities:  (A) Liabilities to provide severance pay and benefits pursuant to Section 5.8(d), (B) Liabilities for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date pursuant to Section 5.8(f) and (C) Liabilities to provide accrued but unused vacation and with respect to sale bonuses due under the Adelphia Communications Corporation Sale Bonus Program (the “Sale Bonus Program”) to Transferred Employees pursuant to Section 5.8(k) but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iv) the Assumed Cure Costs, (v) the Liabilities Related to such Specified Business described in the proviso to the second sentence of Section 5.13(d), (vi) all Liabilities of such Specified Business set forth on Schedule 1.1(a) of the Seller Disclosure Schedule, (vii) Assumed Taxes, (viii) Liabilities in respect of Environmental Self-Audit Deficiencies or Environmental Transfer Act Liabilities, in each case (with respect to this clause (viii)), to the extent and only to the extent such Liabilities consist solely of monetary obligations (but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business) or non-monetary obligations agreed to by Buyer pursuant to Section 5.16 and (ix) Liabilities of such Specified Business under purchase orders outstanding as of the Closing but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or, with respect to a Managed Cable Entity or Non-Debtor Subsidiary, the United States Bankruptcy Court in which any chapter 11 case that includes such Managed Cable Entity or Non-Debtor Subsidiary is pending.

 “Business” means the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule A of the Seller Disclosure Schedule and on Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement) to the Friendco Purchase Agreement, and are engaged in the other businesses and have such other holdings as are set forth on Schedule B(6) of the Seller Disclosure Schedule.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

 “Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) against a Debtor.

“Closing” means the closing of the Transaction.

“Committees” means (i) the committee appointed by the US Trustee to represent the interests of the unsecured creditors of the Debtors, (ii) the committee appointed by the US Trustee to represent the interests of equity holders of the Debtors, (iii) any other committee appointed by the US Trustee in connection with the Reorganization Case and (iv) any committee appointed by the US Trustee in the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan.

“Confirmation Order” means an order or judgment of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, satisfying the requirements of Section 5.13.

“Contract” means any agreement, contract, lease or sublease, license or sublicense, purchase order, arrangement, commitment, indenture, note, security, instrument, consensual obligation, promise, covenant or undertaking, including all franchises, rights-of-way, bulk service, commercial service or multiple dwelling unit agreements, access agreements, programming agreements, signal supply agreements, agreements with community groups, commercial leased access agreements, capacity license agreements, partnership, joint venture or other similar agreements or arrangements, and advertising interconnect agreements, or any other agreement, in each case, whether written or oral, and all rights associated therewith.

“Cure Costs” means, with respect to any Contract, the costs and expenses payable under section 365 of the Bankruptcy Code in connection with the assumption and/or assignment of such Contract.

“Debtors” means Seller and certain of its Affiliates.

“Discharge” means, except as otherwise provided in the Plan and the Confirmation Order, the discharge or equivalent granted pursuant to the Confirmation Order, and sections 363, 1123 and 1141 of the Bankruptcy Code, (i) of Seller and its Affiliates that are Debtors, as debtors in possession, from all Liabilities, (ii) of interests of, and rights, interest and

(6)    Schedule B to describe cable related businesses, such as media services.

Claims of the holders of Claims against and interests in, Seller and its Affiliates that are Debtors and (iii) of Encumbrances on, or interests of Persons (other than Seller or its Affiliates) in, the Transferred Assets.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii), and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

“Franchise” means, with respect to each Specified Business, each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Specified Business.

 “Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

“Liabilities” means any and all Indebtedness, losses, claims, charges, demands, actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including, those arising under any Law, principles of common law (including out of any contract or tort based on negligence or strict liability) action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any Government Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“OCB Contract” means, with respect to each Specified Business, a Contract Related to such Specified Business that (i) (A) is in a Contract Category Expected to be Assumed, (B) is entered into in the Ordinary Course and (C) contains no Special Terms (provided, that with respect to Contracts described on Schedule 1.1(k) of the Seller Disclosure Schedule, clause (i) of the definition of “Special Terms” shall be disregarded for purposes of this definition) or (ii) is set forth on Schedule 1.1(l) of the Seller Disclosure Schedule; provided, however, that any Contract that would otherwise be an OCB Contract and which cannot be assigned to Buyer at the Closing (and the use and benefits of which cannot in all material respects be provided to Buyer pursuant to Section 2.11) without consent or waivers of a third party that are not obtained by the Closing shall be deemed not to be an OCB Contract.

“Parent” means Time Warner Cable Inc., a Delaware corporation.

“Per Share Value of the Purchase Shares” means the amount obtained by dividing the Aggregate Value of the Purchase Shares by the aggregate number of Purchase Shares that would be delivered by Buyer at the Closing before giving effect to any adjustment thereto pursuant to Section 2.6(f) or 2.7.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust, a labor union or other entity or organization.

“Petition Date” means June 10, 2002.

“Plan” means the chapter 11 plan filed by Seller and/or its Affiliates in connection with the Reorganization Case, providing, among other things, for the effectuation of the Transaction, as amended from time to time, and satisfying the requirements of Section 5.13.

“Programming Agreement” means any Contract pursuant to which Seller or any of its Affiliates has the right to carry audio and/or video content or programming (or pay for or otherwise provide compensation with regard to cable television programming) on any Cable System and all related arrangements, including with respect to programming and launch initiatives and support; provided, that “Programming Agreement” shall not include any local Cable System leased access agreement required by Law.

“Protections Order” means an order of the Bankruptcy Court approving Section 5.10 and Article VIII pursuant to sections 105, 363, 503(b) and 364 of the Bankruptcy Code.

“Rejection Claim” means, with respect to a Contract, any Claim arising out of (i) the termination of such Contract or the rejection of such Contract under section 365 of the Bankruptcy Code or (ii) a breach of or default under any such Contract entered into following the Petition Date as a result of the termination, rejection or breach of such Contract as a result of Buyer’s determination not to make such Contract an Assigned Contract, in each case assuming such termination, rejection or breach occurred as of the earlier of (A) the date on which such Contract is terminated or rejected or (B) the Closing Date.

“Related” means, with respect to any business or System, owned or held by, required for, or used, intended for use, leased, licensed, accrued, reserved or incurred in connection with, such business or System.

“Reorganization Case” means voluntary cases (jointly administered as No. 02-41729 (REG)) commenced by Seller and certain of its Affiliates under the Bankruptcy Code on or after the Petition Date in the Bankruptcy Court.

“Securities Act” means the Securities Act of 1933.

“Seller” means Adelphia Communications Corporation, a Delaware corporation.

“Seller Confidentiality Agreement” means the letter agreement, dated October 22, 2004, among Seller, Friendco and TWX, as amended by the letter agreement, dated November 9, 2004, the letter agreement, dated January 7, 2005 and the letter agreement dated as of the date hereof.

“Seller Disclosure Schedule” means the disclosure schedule attached hereto as Annex A.

“Seller Indemnified Parties” means Seller and its Affiliates and their respective directors, officers, stakeholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns.

“Specified Business” means each of the Group 1 Business and the Group 2 Business.

“Subsidiary” means, with respect to any Person, any entity whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries; it being understood that (i) Bright House Networks, LLC shall be deemed not to be a Subsidiary of Parent or any of its Affiliates so long as its day-to-day operations are managed by Advance Publications, Inc., a New York corporation, Advance/Newhouse Partnership, a New York general partnership, or any of their respective Affiliates pursuant to the Partnership Agreement for Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWE-A/N”), (ii) TWE-A/N shall be deemed a wholly owned, indirect Subsidiary of Parent, and (iii) the Tele-Media Entities shall be deemed to be Subsidiaries of Seller.

“Transaction” means the transactions that are the subject of this Agreement, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities; provided, however, that Transaction shall not include the Friendco Transaction.

“Transferred Assets” means (x) the Transferred Investments and (y) all of Seller’s and each of its Affiliates’ Assets that are Related to the Acquired Business, including the Acquired Systems, except for the Excluded Assets, subject to certain limitations.

“Transferred Investments” means, with respect to each Specified Business, the Equity Securities identified on Schedule 1.1(s) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Transferred Joint Venture Parents” has the meaning ascribed to such term in the Friendco Purchase Agreement.

EXHIBIT D

No-Shop Requirement and Breakup Fee Triggers as Approved by Bidding Procedures Order

(The Amount of the Breakup Fee is Redacted)

No Shop

Section [1.1].  Acquisition Proposals.  Except as otherwise provided in this Section 1.1, the Company agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase (directly or though a proposed investment in equity securities, debt securities or claims of creditors) of at least 10% of the Assets (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors (the “Board”) from (i) complying with its disclosure obligations under United States federal law, United States Bankruptcy Code or state law with regard to an Acquisition Proposal; (ii) pursuing a plan of reorganization not involving the sale of any material amount of assets of the Company and its Subsidiaries, taken as a whole; and (iii) (A) providing information to a Person with whom the Company executes a confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement, other than any restrictions on such Person’s ability to make or amend an Acquisition Proposal; (B) engaging in any negotiations or discussions with any Person who has made a bona fide written Acquisition Proposal; or (C) recommending an Acquisition Proposal to the stakeholders of the Company, if and only to the extent that, (x) in each such case referred to in clauses (A), (B)  and (C) above, the Board determines in good faith after consultation with outside legal counsel that the directors of the Company should take such action in order to comply with their fiduciary duties under applicable law and (y) in each case referred to in clause (B) and (C) above, the Board determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable (taking into account any termination fee that may be payable pursuant to Section [2.1]  of this Agreement) to the Company’s stakeholders from a financial point of view than the Transaction (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”).  The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section [1.1] and in the Confidentiality Agreement.

Break-Up Fee

Section [2.1].  Termination Fee.  In the event that

(a) this Agreement is terminated by either Buyer or the Company as a result of the Bankruptcy Court denying approval of the Transaction, except in the event that (i) Buyer has materially breached this Agreement, (ii) Buyer has engaged in bad faith conduct with respect to the sale of the Company, (iii) Buyer has violated in a material respect the provisions of bankruptcy law, other applicable law or an order of the Bankruptcy Court, in each case relating to the Company’s sale process or (iv) there is a Value Decrease Event, as of the date the stakeholders vote on the Transaction or the Bankruptcy Court determines not to approve the Transaction, or

(b) this Agreement is terminated (i) by the Company as a result of a Superior Proposal Termination Event or (ii) by Buyer due to the Company failing to file with the Bankruptcy Court a request for the Transaction to be approved within        months [Note: no shorter than four months] of the date of this Agreement, except, in the case of this clause (ii), in the event that (A) Buyer has materially breached this Agreement, (B) Buyer has engaged in bad faith conduct with respect to the sale of the Company or (C) Buyer has violated in a material respect the provisions of bankruptcy law, other applicable law or an order of the Bankruptcy Court, in each case relating to the Company’s sale process, then the Company shall promptly following the earlier of (i) the consummation of a plan of reorganization approved by the Bankruptcy Court and (ii) the consummation of a transaction or series of transactions involving at least 80% of the Assets pay Buyer, by wire transfer of same day funds, a termination fee of $ [               ]  equal to REDACTED % of the purchase price to be paid by Buyer for the Assets (the “Termination Fee”).

Additional Definitions

Section [3.1].   Additional Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 3.1:

(a)        “Agreement” means the Purchase Agreement between Buyer and the Company.

(b)       “Assets” means the assets (including Subsidiaries of the Company) to be acquired by Buyer pursuant to the Transaction.

(c)        “Average Closing Price” means for any date the average of the closing price of Buyer’s [common stock] as reported on __________ (as reported in the New York City edition of The Wall Street Journal, or if not reported thereby, another authoritative source) for 20 trading days ending on the third day prior to such date.

(d)       “Buyer” means __________.

(e)        [“Buyer Stockholder Meeting” means the meeting of Buyer’s stockholders to approve the issuance of the non-cash consideration to be received by the Company.]

(f)        “Closing Date” means the [first] business day following the business day on which the last to be satisfied or waived of the conditions to Buyer’s or the Company’s obligations to consummate the Transaction.

(g)       “Company” means Adelphia Communications Corporation.

(h)       “Company Disclosure Letter” means the disclosure letter accompanying this Agreement delivered to the Buyer by the Company prior to the execution of this Agreement.

(i)         “Composite Peer Trading Price” means 95% of the amount calculated pursuant to a formula established by the Company’s financial advisors in which the peer group is set forth and appropriately weighted, as set forth on Schedule [3.2(i)] of the Company Disclosure Letter.

(j)         “Composite Price” means 95% of the value of the total value of the cash and non-cash consideration (such non-cash consideration being valued based on the Composite Peer Trading Price) without taking into account any additional consideration offered pursuant to [Section 3.1(t)].

(k)        “Confidentiality Agreement” means the Confidentiality Agreement, dated    , between the Company and Buyer.

(l)         “Effective Time” means the effective time of the closing of the Transaction.

(m)       “Excluded Subsidiary” means each Company Subsidiary listed on [Section 3.1(m)] of the Company Disclosure Letter.

(n)       “Subsidiary” means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such entity or by one or more of its respective Subsidiaries except for any Excluded Subsidiary.

(o)       “Superior Proposal Termination Event” means the right of the Company to terminate this Agreement if (i) the Company is not in material breach of Section 1.1 of this Agreement, (ii) the Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (iii) Buyer does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board determines, in good faith after consultation with its financial advisors, is at least as favorable (taking into account any termination that may be payable pursuant to Section [2.1] of this Agreement), from a financial point of view, to the stakeholders of the Company, and is as least as likely to be consummated, as is the Superior Proposal.

(p)       “Termination Date” means _____________.

(q)       “Top-Up Price” means the total value of the cash and non-cash consideration (such non-cash consideration to be valued at the lesser of (i)  $__________ [Note: non-cash consideration value that would result in Total Consideration equaling 95% of the value of the consideration as of the date of this Agreement] and (ii) the Composite Peer Trading Price) to be received by the Company without taking into account any additional consideration offered pursuant to [Section 3.1(t)].

(r)        “Total Consideration” means the total value of the cash and non-cash consideration (such non-cash consideration being valued based on the Average Closing Price).

(s)        “Transaction” means the transactions contemplated by this Agreement.

(t)        “Value Decrease Event” shall mean at the relevant time of measurement the Total Consideration being below the lesser of (a) $_________ (the “Minimum Price”) [Note: 95% of the value of the consideration as of the date of this Agreement] and (b) the Composite Price, unless Buyer has offered to increase the consideration to be paid to the Company so that the total cash and non-cash consideration (such non-cash consideration being of the same form as the non-cash consideration the Company has agreed to receive as consideration pursuant to this Agreement and being valued based on the Average Closing Price) is at least equal to the Top-Up Price.